Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

AGILENT TECHNOLOGIES, INC.

AND

KEYSIGHT TECHNOLOGIES, INC.

AUGUST 1, 2014

i

TABLE OF CONTENTS

(continued)

EXHIBITS

A	Form of Services Agreement
B	Form of Tax Matters Agreement
C	Form of Employee Matters Agreement
D	Form of Intellectual Property Matters Agreement
E	Form of Trademark License Agreement
F	Form of Real Estate Matters Agreement
G	Form of Collaboration Agreement

SCHEDULES

Schedule 1.1(3)	Agilent Businesses
Schedule 1.1(5)	Agilent Former Businesses
Schedule 1.1(19)(a)	Corporate Contingent Assets
Schedule 1.1(20)(d)	Corporate Contingent Liabilities
Schedule 1.1(44)	Intercompany Agreements
Schedule 1.1(46)	Keysight Businesses
Schedule 1.1(47)(a)(i)	Keysight Customer, Distribution, Supply or Vendor Contracts
Schedule 1.1(47)(b)(i)	Keysight Joint Venture, License and Other Agreements
Schedule 1.1(47)(f)	Other Keysight Contracts
Schedule 1.1(48)	Keysight Former Businesses
Schedule 1.1(78)	Transfer Documents
Schedule 2.1(a)	Plan of Reorganization
Schedule 2.2(a)(i)	Keysight Assets
Schedule 2.2(a)(ii)(B)	Capital Stock of Keysight Subsidiaries
Schedule 2.2(a)(ii)(C)	Capital Stock of Other Keysight Entities
Schedule 2.2(a)(vii)(A)	Keysight Owned Real Property
Schedule 2.2(a)(vii)(B)	Keysight Leased Real Property
Schedule 2.2(b)(i)	Excluded Assets
Schedule 2.2(b)(ii)(A)	Excluded Contracts
Schedule 2.2(b)(ii)(B)	Capital Stock of Agilent Subsidiaries
Schedule 2.2(b)(ii)(C)	Capital Stock of Other Agilent Entities
Schedule 2.2(b)(vi)(A)	Excluded Owned Real Property
Schedule 2.2(b)(vi)(B)	Excluded Leased Real Property
Schedule 2.3(a)(i)	Keysight Liabilities
Schedule 2.3(b)(iv)	Excluded Liabilities
Schedule 2.9(a)	Shared Contracts
Schedule 2.11(a)(i)	Keysight Accounts
Schedule 2.11(a)(ii)	Agilent Accounts
Schedule 2.11(g)(i)	Keysight Cash Balance Methodology
Schedule 4.6(a)	Data Protection
Schedule 5.2(d)	Transaction Documents — Keysight Indemnification
Schedule 5.3(d)	Transaction Documents — Agilent Indemnification
Schedule 5.11(a)	Surviving Guarantees
Schedule 5.11(a)(i)	Keysight Guarantees
Schedule 5.11(a)(ii)	Agilent Guarantees
Schedule 6.3(c)	Keysight Insurance Policies
Schedule 6.3(d)(i)	Tail Coverages
Schedule 6.5(a)	Assumed Actions
Schedule 6.5(b)	Transferred Actions
Schedule 7.1(a)	Transaction Documents Not Subject to Dispute Resolution Mechanisms

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of August 1, 2014 (the “Operational Separation Date”), is by and between Agilent Technologies, Inc., a Delaware corporation (“Agilent”), and Keysight Technologies, Inc., a Delaware corporation (“Keysight”) (this “Agreement”).  Certain terms used in this Agreement are defined in Section 1.1.

W I T N E S S E T H:

WHEREAS, the Board of Directors of Agilent has determined that it is in the best interests of Agilent and its shareholders to separate the Agilent Business from the Keysight Business and to create a new publicly traded company to operate the Keysight Business (the “Separation”);

WHEREAS, the Board of Directors of Agilent and the Board of Directors of Keysight have approved the transfer of the Keysight Assets to Keysight and its Subsidiaries and the assumption by Keysight and its Subsidiaries of the Keysight Liabilities, all as more fully described in this Agreement and the other Transaction Documents;

WHEREAS, the Board of Directors of Agilent has further preliminarily approved the distribution to the holders of the issued and outstanding common shares, $0.01 par value, of Agilent (the “Agilent Common Shares”) as of the close of business on the Record Date, by means of a pro rata distribution, of issued and outstanding shares of the common stock, $0.01 par value, of Keysight (the “Keysight Common Stock”), on the basis of a number of shares of Keysight Common Stock to be determined by resolution of the Board of Directors of Agilent, for every one (1) Agilent Common Share (the “Distribution”), subject to final approval of the Board of Directors of Agilent;

WHEREAS, Agilent and Keysight have prepared, and Keysight has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosure concerning Keysight, the Separation and the Distribution;

WHEREAS, for U.S. federal income tax purposes, the transfer of the Keysight Assets and the Keysight Liabilities to Keysight and the Distribution, taken together, are intended to qualify as a tax-free transaction pursuant to Sections 355(a) and 368(a)(1)(D) of the Code; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and to set forth certain other agreements that will govern certain matters relating to the Separation and the Distribution and the ongoing relationship of Agilent, Keysight and their respective Subsidiaries.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                        Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

(1)                                 “Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

(2)                                 “Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise.  It is expressly agreed that, from and after the Effective Time, for purposes of this Agreement and the other Transaction Documents, no member of the Keysight Group shall be deemed to be an Affiliate of any member of the Agilent Group, and no member of the Agilent Group shall be deemed to be an Affiliate of any member of the Keysight Group.

(3)                                 “Agilent Business” means the businesses and operations conducted prior to the Effective Time by any member of the Agilent Group that are not included in the Keysight Business, including (a) the businesses set forth on Schedule 1.1(3), (b) the Agilent Former Businesses and (c) any other businesses or operations conducted primarily through the use of the Excluded Assets.

(4)                                 Reserved.

(5)                                 “Agilent Former Businesses” means the Former Businesses set forth on Schedule 1.1(5) and any Former Business (other than the Keysight Business or the Keysight Former Businesses) that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily managed by or associated with the Agilent Business as then conducted.

(6)                                 “Agilent Group” means Agilent and each Person (other than any member of the Keysight Group) that is a Subsidiary of Agilent immediately after the Effective Time, which shall include those entities set forth on Schedule 2.2(b)(ii)(B), and each Person that becomes a Subsidiary of Agilent after the Effective Time.

(7)                                 “Agilent Intellectual Property” means (i) the Agilent Name and Agilent Marks and (ii) all other Intellectual Property that is owned by any member of the Agilent Group or the Keysight Group, other than the Keysight Intellectual Property.

(8)                                 “Agilent Name and Agilent Marks” means the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of Agilent or any of its Affiliates using or containing “Agilent” or “Agilent Technologies” either alone or in combination with other words or elements, in block letters or otherwise, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing excluding, for the avoidance of doubt, the name, mark, trade dress, logo, monogram, domain name or other source or business identifiers of Keysight or any member of the Keysight Group using or containing “Keysight” or “Keysight Technologies”.

(9)                                 “Agilent Software” means all Software that is owned by any member of the Agilent Group or the Keysight Group, other than the Keysight Software.

(10)                          “Agilent Technology” means all Technology that is owned by any member of the Agilent Group or the Keysight Group, other than the Keysight Technology.

(11)                          “Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

(12)                          “Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected, or required to be recorded or reflected, on the books and records or financial statements of such Person, including the following:

(a)                     all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic or any other form;

(b)                     all apparatus, computers and other electronic data processing and communications equipment, electronic storage equipment, fixtures, machinery, oil and natural gas pipelines, oilfield gathering lines, marketing and transportation systems and related facilities, equipment, furniture, office equipment, automobiles, trucks, vessels, motor vehicles and other transportation equipment, tools, test devices, prototypes and models and other tangible personal property;

(c)                      all inventories of materials, parts, raw materials, components, supplies, work-in-process and finished goods and products;

(d)                     all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e)                      (i) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, (ii) all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and (iv) all other investments in securities of any Person;

(f)                       all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services and other Contracts;

(g)                      all deposits, letters of credit and performance and surety bonds;

(h)                     all written (including in electronic form) or oral technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third Persons;

(i)                         all Intellectual Property and Technology;

(j)                        all Software;

(k)                     all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data and drawings, correspondence and lists, product data and literature, artwork, design, development and business process files and data, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(l)                         all prepaid expenses, trade accounts and other accounts and notes receivable;

(m)                 all rights under Contracts, all claims or rights against any Person, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(n)                     all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(o)                     all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority or other third Person;

(p)                     all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(q)                     all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

(13)                         “Benefit Plan” has the meaning set forth in the Employee Matters Agreement.

(14)                          “Claims Administration” means the administration of claims made under the Shared Insurance Policies, including the reporting of claims to the insurance carriers that issued the Shared Insurance Policies, management and defense of such claims, negotiating the resolution of such claims and providing for appropriate releases upon settlement of such claims.

(15)                          “Code” means the Internal Revenue Code of 1986, as amended.

(16)                          “Collaboration Agreement” means the Collaboration Agreement in substantially the form attached hereto as Exhibit G, to be entered into by and between Agilent and Keysight on or prior to the Distribution Date.

(17)                          “Contingent Asset Percentage” and “Contingent Liability Percentage” each mean fifty percent (50%).

(18)                          “Contract” means any agreement, contract, obligation, indenture, instrument, lease, promise, arrangement, commitment or undertaking (whether written or oral and whether express or implied).

(19)                          “Corporate Contingent Assets” means:

(a)                     any of the Assets set forth on Schedule 1.1(19)(a); and

(b)                     any Assets relating to, arising from or involving a general corporate matter of Agilent or any of its Subsidiaries (which were Subsidiaries prior to the Effective Time) arising or accrued at or prior to the Effective Time, other than any Asset that is (A) specified to be a Keysight Asset or an Excluded Asset, (B) a Tax Asset, which shall be governed by the Tax Matters Agreement, or (C) otherwise specifically allocated under this Agreement or any other Transaction Document.

(20)                          “Corporate Contingent Liabilities” means:

(a)                     any Liabilities of Agilent or any of its Subsidiaries (which were Subsidiaries prior to the Effective Time), relating to, arising out of or resulting from a general corporate matter of Agilent incurred at or prior to the Effective Time, including any such Liabilities (including Shareholder Liabilities and Liabilities under federal and state securities laws) relating to, arising out of or resulting from claims made by or on behalf of holders of any of Agilent’s securities (including debt securities), in their capacities as such;

(b)                     any Liabilities of Agilent or any of its Subsidiaries (which were Subsidiaries prior to the Effective Time) relating to, arising out of or resulting from any Action with respect to the Plan of Reorganization or the Distribution (other than any Action related to any Disclosure Document which is addressed in Section 5.4) made or brought by any third Person against Agilent or Keysight or any member of their respective Groups (which, for the avoidance of doubt, excludes any Action by a party or a member of such party’s Group, on the one hand, against another party or member of either party’s Group, on the other hand);

(c)                      any Liabilities relating to, arising out of or resulting from any (i) claims for indemnification by any current or former directors, officers or employees of Agilent or any of its current or former Subsidiaries, in their capacities as such, or (ii) claims for breach of fiduciary duties brought against current or former directors, officers or employees of Agilent or any of its current or former Subsidiaries, in their capacities as such, in each case, relating to any acts, omissions or events at or prior to the Effective Time; and

(d)                     any Liabilities set forth on Schedule 1.1(20)(d);

except, in each case, (A) any Liability that is otherwise specified to be a Keysight Liability or an Excluded Liability, (B) any Liability for Taxes, which shall be governed by the Tax Matters Agreement, or (C) any Liability that is otherwise specifically allocated under this Agreement or any other Transaction Document.

(21)                          “Disclosure Document” means any registration statement (including the Form 10) filed with the SEC by or on behalf of any party or any of its Subsidiaries, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Reorganization or the Keysight Group or primarily relates to the transactions contemplated hereby.

(22)                          “Distribution Agent” means Computershare Trust Company, N.A.

(23)                          “Distribution Date” means the date on which Agilent commences distribution of all of the issued and outstanding shares of Keysight Common Stock to the holders of Agilent Common Shares.

(24)                          “Effective Time” means the time at which the Distribution occurs on the Distribution Date, which shall be deemed to be 12:01 a.m., New York City time.

(25)                          “Employee Matters Agreement” means the Employee Matters Agreement in substantially the form attached hereto as Exhibit C, to be entered into by and between Agilent and Keysight on or prior to the Distribution Date.

(26)                          “Environmental Law” means any Law relating to protection of human health or the environment or natural resources, including the use, assessment, handling, transportation, treatment, storage, removal, disposal, remediation, Release or discharge of Hazardous Materials, or occupational health and safety.

(27)                          “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.

(28)                          “Excluded Employee Liabilities” means any and all Liabilities assigned to, or assumed or otherwise retained by, members of the Agilent Group under the Employee Matters Agreement.

(29)                         “Force Majeure” means, with respect to a party, an event beyond the control of such party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such party (or such Person), or, if it could have reasonably been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one (1) or more acts of terrorism or failure of energy sources or distribution facilities.

(30)                          “Form 10” means the registration statement on Form 10 initially filed by Keysight with the SEC on March 5, 2014 to effect the registration of Keysight Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Effective Time.

(31)                          “Former Business” means any corporation, partnership, entity, division, business unit or business, including any business within the meaning of Rule 11-01(d) of Regulation S-X (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) to a Person that is not a member of the Agilent Group or the Keysight Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part), in each case, prior to the Effective Time.

(32)                          “Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign, transnational or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

(33)                          “Group” means the Agilent Group or the Keysight Group, as the context requires.

(34)                          “Hazardous Materials” means any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that is regulated by or pursuant to, any Environmental Law.

(35)                          “HP Environmental Matters Agreement” means that certain Environmental Matters Agreement dated November 1, 1999 between Hewlett-Packard Company (“HP”) and Agilent, as amended by the Colorado Property Amendment, dated December 15, 2008.

(36)                          “HP Separation and Ancillary Agreements” shall mean the Master Separation and Distribution Agreement, dated August 12, 1999, and ancillary agreements between HP and Agilent, including the Indemnification and Insurance Matters Agreement and the Real Estate Matters Agreement, each dated November 1, 1999, and the HP Environmental Matters Agreement.

(37)                          “Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

(38)                          “Information Statement” means the information statement to be sent to each holder of Agilent Common Shares in connection with the Distribution, as filed with the SEC as part of the Form 10, as such information statement may be amended or supplemented from time to time prior to the Effective Time.

(39)                          “Insurance Policies” means insurance policies and insurance Contracts of any kind, including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

(40)                          “Insurance Proceeds” means those monies (a) received by an insured from an insurance carrier, (b) paid by an insurance carrier on behalf of the insured or (c) received (including by way of setoff) from any third Person in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

(41)                          “Insured Claims” means those Liabilities that, individually or in the aggregate, are covered by the terms and conditions of any of the Shared Insurance Policies, whether or not subject to deductibles, co-insurance, captive insurance, uncollectibility or retrospectively-rated premium adjustments.

(42)                          “Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction:  (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, (d) copyrights, moral rights, mask work rights, database rights and design rights arising out of or relating to copyrightable works (but not the copyright works themselves), in each case, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, and (f) intellectual property rights arising from or in respect of any Technology.  For the avoidance of doubt with respect to Software, Intellectual Property includes the copyrights, confidential and proprietary information and other intellectual property rights associated with Software, but not the Software itself.

(43)                          “Intellectual Property Matters Agreement” means the Intellectual Property Matters Agreement in substantially the form attached hereto as Exhibit D to be entered into by and between Agilent and Keysight on or prior to the Distribution Date.

(44)                          “Intercompany Agreements” means the agreements to be entered into by Keysight and/or any member of the Keysight Group, on the one hand, and Agilent and/or any member of the Agilent Group, on the other hand, on or prior to the Distribution Date and listed on Schedule 1.1(44).

(45)                          “Keysight Balance Sheet” means the pro forma balance sheet of the Keysight Group, including the notes thereto, as of July 31, 2014, as filed with the Information Statement.

(46)                          “Keysight Business” means the electronic measurement business of Agilent, including (a) the businesses and operations conducted prior to the Effective Time by any member of the Keysight Group, but excluding those businesses set forth on Schedule 1.1(3), (b) the businesses and operations set forth on Schedule 1.1(46), (c) the Keysight Former Businesses and (d) any other businesses or operations conducted primarily through the use of the Keysight Assets.

(47)                          “Keysight Contracts” means the following Contracts to which Agilent or any of its Affiliates is a party or by which Agilent or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, in each case, immediately prior to the Effective Time, except for any such Contract or part thereof that is contemplated to be retained by or transferred to Agilent or any member of the Agilent Group pursuant to any provision of this Agreement or any other Transaction Document:

(a)                     (i) any customer, distribution, supply or vendor Contracts listed or described on Schedule 1.1(47)(a)(i) and (ii) any other customer, supply or vendor Contracts that relate primarily to the Keysight Business;

(b)                     (i) any joint venture agreement or license agreement listed or described on Schedule 1.1(47)(b)(i) and (ii) any other joint venture agreement or license agreement that relates primarily to the Keysight Business;

(c)                      any guarantee, indemnity, representation, warranty or other Liability of or in favor of any member of the Keysight Group or the Agilent Group to the extent in respect of (i) any Keysight Contract, (ii) any Keysight Liability or (iii) the Keysight Business;

(d)                     any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any Keysight Group Employee or consultants of the Keysight Group that are in effect as of the Effective Time;

(e)                      any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement (including Section 2.9) or any of the other Transaction Documents to be assigned to Keysight or any member of the Keysight Group; and

(f)                       any Contract or understanding listed or described on Schedule 1.1(47)(f) (or any applicable licenses, leases, addenda and similar arrangements thereunder as described on

Schedule 1.1(46)(f)) and any other Contract or understanding that relates primarily to the Keysight Business.

(48)                          “Keysight Former Businesses” means the Former Businesses set forth on Schedule 1.1(47) and any Former Business that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily managed by or associated with the Keysight Business as then conducted.

(49)                          “Keysight Group” means Keysight, each Subsidiary of Keysight immediately after the Effective Time, which shall include those entities set forth on Schedule 2.2(a)(ii)(B), and each other Person that becomes a Subsidiary of Keysight after the Effective Time.

(50)                          “Keysight Group Employee” has the meaning set forth in the Employee Matters Agreement.

(51)                          “Keysight Intellectual Property” means the Transferred Intellectual Property and the Transferred Trademarks (as those terms are defined in the Intellectual Property Matters Agreement).

(52)                          “Keysight Software” means the Keysight Commercial Software and the subset of Keysight Legacy Products (as those terms are defined in the Intellectual Property Matters Agreement) which are Software.

(53)                          “Keysight Technology” means the Business Technology (as that term is defined in the Intellectual Property Matters Agreement).

(54)                          “Law” means any national, foreign, international, multinational, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, directive, guidance, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

(55)                          “Liabilities” means any and all debts, guarantees, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any third Person product liability claim or claim arising in connection with a Benefit Plan), demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any Contract, release or warranty, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

(56)                          “NYSE” means the New York Stock Exchange.

(57)                         “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or other entity.

(58)                          “Real Estate Matters Agreement” means the Real Estate Matters Agreement, in substantially the form attached hereto as Exhibit F, to be entered into by and between Agilent and Keysight on or prior to the Distribution Date.

(59)                          “Record Date” means the date determined by the Board of Directors of Agilent as the record date for the Distribution.

(60)                          “Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

(61)                          “Reorganization” means the sale and transfer of the Keysight Assets that are not already owned by members of the Keysight Group to member of the Keysight Group and the assumption of the Keysight Liabilities that are not already held by members of the Keysight Group by members of the Keysight Group, and the transfer of Excluded Assets that are not already owned by members of the Agilent Group to members of the Agilent Group and the assumption by members of the Agilent Group of the Excluded Liabilities that are not already held members of the Agilent Group, all as more fully described in this Agreement and the other Transaction Documents and including the steps set forth in the Plan of Reorganization.

(62)                          “Returning Agilent Employees” has the meaning set forth in the Employee Matters Agreement.

(63)                          “SEC” means the United States Securities and Exchange Commission.

(64)                          “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.

(65)                          “Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any other nature.

(66)                          “Service Provider” means, with respect to any Person, any current, former or future employee, officer, consultant, independent contractor or director of such Person.

(67)                          “Services Agreement” means the Services Agreement in substantially the form attached hereto as Exhibit A, to be entered into by and between Agilent and Keysight on or prior to the Distribution Date.

(68)                          “Shareholder Liabilities” means all Liabilities relating to, arising out of or resulting from shareholder litigation or controversies arising out of or relating to actions or omissions occurring prior to the Effective Time, to the extent unresolved prior to the Effective Time and any amount paid or payable after the Effective Time by any member of the Agilent Group or the Keysight Group in respect of such Liabilities.

(69)                          “Software” means one (1) or more programs capable of operating on a controller, processor or other hardware device, in addition to the source code from which such programs are derived.  For the avoidance of doubt, for purposes of this definition, Software excludes the Intellectual Property associated with Software.

(70)                          “Subsequently Transferred Keysight Employees” has the meaning set forth in the Employee Matters Agreement.

(71)                          “Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Person, (B) the total combined equity interests or (C) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

(72)                          “Tax” has the meaning set forth in the Tax Matters Agreement.

(73)                          “Tax Matters Agreement” means the Tax Matters Agreement, in substantially the form attached hereto as Exhibit B, to be entered into by and between Agilent and Keysight on or prior to the Distribution Date.

(74)                          “Tax Return” has the meaning set forth in the Tax Matters Agreement.

(75)                          “Technology” has the meaning set forth in the Intellectual Property Matters Agreement.

(76)                          “Trademark License Agreement” means the Trademark License Agreement in substantially the form attached hereto as Exhibit E to be entered into by and between Agilent and Keysight on or prior to the Distribution Date.

(77)                          “Transaction Documents” means this Agreement, the Services Agreement, the Tax Matters Agreement, the Real Estate Matters Agreement, the Employee Matters Agreement, the Intellectual Property Matters Agreement, the Trademark License Agreement, the Collaboration Agreement, the Intercompany Agreements and the Transfer Documents.

(78)                          “Transfer Documents” means the Pre-Distribution Transfer Documents, the Post-Distribution Agilent Transfer Documents and the Post-Distribution Keysight Transfer Documents, including the documents listed on Schedule 1.1(78).

Section 1.2                        Other Terms.  For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
Actual Keysight Cash Balance	Section 2.11(g)(i)
Actual Keysight Overseas Cash Balance	Section 2.11(g)(i)
Actual Keysight U.S. Cash Balance	Section 2.11(g)(i)

Term	Section
Agilent	Preamble
Agilent Accounts	Section 2.11(a)
Agilent Common Shares	Recitals
Agilent Confidential Information	Section 6.2(b)
Agilent Indemnified Parties	Section 5.2
Agilent Insurance Policies	Section 6.3(b)
Agreement	Preamble
Amended and Restated Bylaws	Section 3.1(e)
Amended and Restated Certificate of Incorporation	Section 3.1(e)
Assumed Actions	Section 6.5(a)
Cash	Section 2.11(g)
Contributed Entities	Section 2.2(a)(ii)
Dispute	Section 7.1(a)
Distribution	Recitals
Excluded Assets	Section 2.2(b)
Excluded Liabilities	Section 2.3(b)
Final Statement	Section 2.11(g)(iii)
Guarantee Release	Section 5.11(b)
HP	Section 1.1(35)
Indemnified Party	Section 5.6(a)
Indemnifying Party	Section 5.6(a)
Indemnity Payment	Section 5.6(a)
Initial Notice	Section 7.2
Keysight	Preamble
Keysight Accounts	Section 2.11(a)
Keysight Assets	Section 2.2(a)
Keysight Common Stock	Recitals
Keysight Confidential Information	Section 6.2(a)
Keysight Dividend Distribution	Section 3.1(d)
Keysight Financing Transactions	Section 3.1(d)
Keysight Indemnified Parties	Section 5.3
Keysight Insurance Policies	Section 6.3(c)
Keysight Liabilities	Section 2.3(a)
Neutral Arbitrator	Section 2.11(g)(iii)
Objection Notice	Section 2.11(g)(ii)
Operational Separation Date	Preamble
Overfunded Keysight Cash Amount	Section 2.11(g)(v)(B)
Owned Schedule 2 Property	Section 2.13(a)(i)
Plan of Reorganization	Section 2.1(a)
Post-Distribution Agilent Transfer Documents	Section 2.5(b)
Post-Distribution Keysight Transfer Documents	Section 2.4(b)
Pre-Distribution Transfer Documents	Section 2.1(b)
Preliminary Statement	Section 2.11(g)(i)
Representatives	Section 6.2(a)
Resolution Period	Section 2.11(g)(ii)

Term	Section
Response	Section 7.2
Reverse Transfer	Section 2.1(d)
Reverse Transferee	Section 2.1(d)
Reverse Transferor	Section 2.1(d)
Review Period	Section 2.11(g)(ii)
Separation	Recitals
Shared Contract	Section 2.9(a)
Shared Insurance Policies	Section 6.3(d)(ii)
Target Keysight Cash Balance	Section 2.11(g)
Target Keysight Overseas Cash Balance	Section 2.11(g)
Target Keysight U.S. Cash Balance	Section 2.11(g)
Third Party Claim	Section 5.7(a)
Transferred Actions	Section 6.5(b)
Underfunded Keysight Cash Amount	Section 2.11(g)(v)(A)

ARTICLE II

THE REORGANIZATION

Section 2.1                        Transfer of Assets and; Assumption of Liabilities Prior to the Distribution.

(a)                     Prior to the Distribution, in accordance with the plan and structure set forth on Schedule 2.1(a) (such plan and structure being referred to herein as the “Plan of Reorganization”) and to the extent not previously effected pursuant to the steps of the Plan of Reorganization that have been completed prior to the date of this Agreement:

(i)                                     Keysight Assets.  Agilent shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to Keysight or one (1) or more of Keysight’s Subsidiaries designated by Keysight, and Keysight or such Subsidiaries shall accept from Agilent and its applicable Subsidiaries, all of Agilent’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all Keysight Assets;

(ii)                                  Keysight Liabilities.  Keysight and/or one (1) or more of its Subsidiaries designated by Keysight shall accept, assume and agree faithfully to perform, discharge and fulfill the Keysight Liabilities in accordance with their respective terms.  Keysight and such Subsidiaries shall be responsible for all Keysight Liabilities, regardless of when or where such Keysight Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Date, regardless of where or against whom such Keysight Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement, and, regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Agilent Group or the Keysight Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii)                               Excluded Assets.  Agilent shall cause its applicable Subsidiaries to assign, transfer, convey and deliver to Agilent or one (1) or more of its other Subsidiaries designated by Agilent, and Agilent or such other Subsidiaries shall accept from such applicable Subsidiaries, such applicable Subsidiaries’ respective right, title and interest in and to any Excluded Assets specified by Agilent to be so assigned, transferred, conveyed and delivered; and

(iv)                              Excluded Liabilities.  Agilent and/or its Subsidiaries designated by Agilent shall accept and assume from one (1) or more of its other Subsidiaries designated by Agilent and agree faithfully to perform, discharge and fulfill the Excluded Liabilities of such other Subsidiaries specified by Agilent, and Agilent and/or its applicable Subsidiaries shall be responsible for all Excluded Liabilities, regardless of when or where such Excluded Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Date, regardless of where or against whom such Excluded Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Agilent Group or the Keysight Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b)                     In furtherance of the assignment, transfer, conveyance and delivery of the Keysight Assets and the assumption of the Keysight Liabilities in accordance with Section 2.1(a)(i) and Section 2.1(a)(ii), on the date that such Keysight Assets are assigned, transferred, conveyed or delivered or such Keysight Liabilities are assumed (i) Agilent shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Agilent’s and its Subsidiaries’ (other than Keysight and its Subsidiaries) right, title and interest in and to the Keysight Assets to Keysight and its Subsidiaries and (ii) Keysight shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Keysight Liabilities by Keysight and its Subsidiaries.  In furtherance of the assignment, transfer, conveyance and delivery of the Excluded Assets and the assumption of the Excluded Liabilities in accordance with Section 2.1(a)(iii) and Section 2.1(a)(iv), on the date that such Excluded Assets are assigned, transferred, conveyed or delivered or such Excluded Liabilities are assumed (i) Agilent shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of such Excluded Assets and (ii) Agilent shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of such Excluded Liabilities.  All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Pre-Distribution Transfer Documents.”

(c)                      If at any time or from time to time (whether prior to or after the Effective Time), any party (or any member of such party’s respective Group) shall receive or otherwise possess any Asset or Liability that is allocated to any other Person pursuant to this Agreement or any other Transaction Document, such party shall promptly transfer or assume, or cause to be transferred or assumed, such Asset or Liability, as the case may be, to or by the Person entitled to such Asset or responsible for such Liability, as the case may be.  Prior to any such transfer, the party receiving, possessing or responsible for such Asset or Liability shall be deemed to be holding such Asset or Liability, as the case may be, in trust for any such other Person.

(d)                     Without limiting any other provision hereof, in connection with the reorganization contemplated by Section 2.1(a), each of Agilent and Keysight will take, and will cause each member of its respective Group to take, such actions as are reasonably necessary to consummate the transactions contemplated by the Plan of Reorganization (whether prior to, on or after the Distribution Date).  The parties acknowledge that (i) this Agreement and the Plan of Reorganization contemplate that the Keysight Assets will include, among other Assets, the equity ownership of certain existing Subsidiaries of Agilent that will become members of the Keysight Group after giving effect to the Reorganization (i.e., the Contributed Entities) and  (ii) pursuant to the Plan of Reorganization, it is contemplated that one (1) or more Contributed Entities (each, a “Reverse Transferor”) will transfer the local Agilent Business in the Contributed Entity’s jurisdiction to one (1) or more other Agilent Subsidiaries (each, a “Reverse Transferee”) prior to the contribution of such Reverse Transferor to Keysight or one (1) or more of Keysight’s Subsidiaries designated by Keysight pursuant to Section 2.1(a)(i) (each such preliminary transaction, a “Reverse Transfer”).

(e)                      Keysight hereby waives compliance by each and every member of the Agilent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Keysight Assets to any member of the Keysight Group.

(f)                       Agilent hereby waives compliance by each and every member of the Keysight Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Excluded Assets to any member of the Agilent Group.

Section 2.2                        Keysight Assets.

(a)                     For purposes of this Agreement, “Keysight Assets” shall mean (without duplication):

(i)                                     the Assets listed or described on Schedule 2.2(a)(i) and all other Assets that are expressly provided by this Agreement or any other Transaction Document as Assets to be transferred to Keysight or any other member of the Keysight Group;

(ii)                                  (A) all Keysight Contracts, including any rights or claims arising thereunder (except, in the case of Assets relating to Service Providers to the Agilent Group or the Keysight Group, to the extent such Assets are assigned to or retained by a member of the Agilent Group under the Employee Matters Agreement), (B) the shares of capital stock of, or any other equity or ownership interests in, the Subsidiaries held, directly or indirectly, by Agilent listed on Schedule 2.2(a)(ii)(B) and (C) the shares of capital stock of, or any other equity interests in, the entities held by Agilent (other than the Subsidiaries of Agilent listed on Schedule 2.2(a)(ii)(B)) listed on Schedule 2.2(a)(ii)(C) (clauses (B) and (C), collectively, the “Contributed Entities”);

(iii)                               subject to Section 6.3, any rights of any member of the Keysight Group under any Insurance Policies, including any rights thereunder arising after the Effective Time in respect of any Insurance Policies, as provided in this Agreement;

(iv)                              all Assets reflected as Assets of Keysight and its Subsidiaries in the Keysight Balance Sheet, subject to Section 2.11(g), and any Assets acquired by or for Keysight or any member of the Keysight Group subsequent to the date of the Keysight Balance Sheet which, had they been so acquired on or before such date, would have been reflected on the Keysight Balance Sheet if prepared on a consistent basis, subject to any dispositions of such Assets subsequent to the date of the Keysight Balance Sheet;

(v)                                 the Keysight Intellectual Property, the Keysight Software and the Keysight Technology, subject to the terms and conditions of the Intellectual Property Matters Agreement;

(vi)                              all office equipment, trade fixtures and furnishings located at a physical site of which the ownership or a leasehold or subleasehold interest is being transferred to or retained by Keysight, and which is not subject to a lease or sublease back to Agilent as of the Effective Time (excluding any office equipment, trade fixtures and furnishings owned by Persons other than Agilent and its Subsidiaries); provided, that personal computers shall be retained by the party who, following the Effective Time, retains the services of the applicable Service Provider who, prior to the Effective Time, used such personal computer;

(vii)                           (A) the offices, manufacturing facilities and other owned real property listed on Schedule 2.2(a)(vii)(A) and (B) the leases governing the leased real property listed on Schedule 2.2(a)(vii)(B), in each case subject to the terms and conditions of the Real Estate Matters Agreement;

(viii)                        the Contingent Asset Percentage of any Corporate Contingent Assets;

(ix)                              except as may be the subject of an assignment agreement among Keysight, HP and Agilent, if any, the rights of Agilent under the HP Separation and Ancillary Agreements arising from or relating to any properties of Keysight (including any properties set forth on Schedule 2.2(a)(vii)(A) and Schedule 2.2(a)(vii)(B)) or associated with the Keysight Assets or the Keysight Business (including any businesses, operations or properties for which a current or future owner or operator of the Keysight Assets or the Keysight Business may be alleged to be responsible as a matter of Law, contract or otherwise, due to such ownership or operation of the Keysight Assets or the Keysight Business), but excluding any such rights to the extent arising prior to the Effective Time; and

(x)                                 any and all Assets owned or held immediately prior to the Effective Time by Agilent or any of its Subsidiaries that are used primarily in the Keysight Business (the intention of this clause (x) is only to rectify any inadvertent omission of transfer or conveyance of any Assets that, had the parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as a Keysight Asset; no Asset shall be deemed to be a Keysight Asset solely as a result of this clause (x) if such Asset is within the category or type of Asset expressly covered by the terms of another Transaction Document unless the party claiming entitlement to such Asset can establish that the omission of the transfer or conveyance of such Asset was inadvertent, and no Asset shall be deemed to be a Keysight Asset solely as a result of this clause (x) unless a claim with respect thereto is made by Keysight on or prior to the first (1st) anniversary of the Distribution Date).

Notwithstanding the foregoing, the Keysight Assets shall not include any Assets governed by the Tax Matters Agreement or any Excluded Assets.

(b)                     For the purposes of this Agreement, “Excluded Assets” shall mean (without duplication):

(i)                                     the Assets listed or described on Schedule 2.2(b)(i) and any and all Assets that are expressly contemplated by this Agreement or any other Transaction Document as Assets to be retained by Agilent or any other member of the Agilent Group;

(ii)                                  (A) the Contracts listed or described on Schedule 2.2(b)(ii)(A),  (B) the shares of capital stock of, or any other equity or ownership interests in, the Subsidiaries held, directly or indirectly, by Agilent listed on Schedule 2.2(b)(ii)(B) and (C) the shares of capital stock of, or any other equity interests in, the entities held by Agilent (other than the Subsidiaries of Agilent listed on Schedule 2.2(b)(ii)(B)) listed on Schedule 2.2(b)(ii)(C);

(iii)                               the Agilent Intellectual Property, the Agilent Software and the Agilent Technology, subject to the terms and conditions of the Intellectual Property Matters Agreement;

(iv)                              any Shared Contracts (other than Assets arising under any Shared Contracts to the extent such Assets relate to the Keysight Business);

(v)                                 the Contingent Asset Percentage of any Corporate Contingent Assets;

(vi)                              (A) the offices, manufacturing facilities and other owned real property listed on Schedule 2.2(b)(vi)(A) and (B) the leases governing the leased real property listed on Schedule 2.2(b)(vi)(B), in each case subject to the terms and conditions of the Real Estate Matters Agreement; and

(vii)                           subject to Section 2.2(a)(x), any and all Assets of any members of the Agilent Group that are not Keysight Assets.

Notwithstanding the foregoing, in the event of any inconsistency between this Agreement and the Tax Matters Agreement with respect to any Taxes or other Tax matters, such Taxes and other Tax matters, and any allocation with respect to such Taxes or other Tax Matters, shall be governed by the Tax Matters Agreement and not by this Agreement.

Section 2.3                        Keysight Liabilities.

(a)                     For the purposes of this Agreement, “Keysight Liabilities” shall mean (without duplication):

(i)                                     the Liabilities listed or described on Schedule 2.3(a)(i) and all other Liabilities that are expressly provided by this Agreement or any other Transaction Document as Liabilities to be assumed by Keysight or any other member of the Keysight Group, and all agreements, obligations and Liabilities of Keysight or any other member of the Keysight Group under this Agreement or any of the other Transaction Documents;

(ii)                                  all Liabilities to the extent relating to, arising out of or resulting from:

(A)                               the operation of the Keysight Business, as conducted at any time before, at or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) with respect to the Keysight Business);

(B)                               the operation of any business conducted by any member of the Keysight Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) with respect to the Keysight Business);

(C)                               any Keysight Assets (including any Liability relating to, arising out of or resulting from Keysight Contracts (except, in the case of Liabilities relating to, arising out of or resulting from Service Providers to the Agilent Group or the Keysight Group, to the extent such Liabilities are assumed or retained by a member of the Agilent Group under the Employee Matters Agreement), Shared Contracts (to the extent such Liability relates to the Keysight Business) and any real property and leasehold interests);

(D)                               the HP Separation and Ancillary Agreements and any matter subject to or regulated by Environmental Law, in each case arising from or relating to any properties of Keysight (including any properties set forth on Schedule 2.2(a)(vii)(A) and Schedule 2.2(a)(vii)(B)) or associated with the Keysight Assets or the Keysight Business (including any businesses, operations or properties for which a current or future owner or operator of the Keysight Assets or the Keysight Business may be alleged to be responsible as a matter of Law, contract or otherwise, due to such ownership or operation of the Keysight Assets or the Keysight Business) , but excluding any such Liabilities to the extent arising out of or relating to or otherwise in respect of facts, circumstances, actions or inactions that occurred or failed to occur prior to the Effective Time;

(E)                                Service Providers to the Agilent Group or the Keysight Group, which Liabilities are assumed or retained by a member of the Keysight Group under the Employee Matters Agreement (which, for the avoidance of doubt, excludes the Excluded Employee Liabilities); and

(F)                                 workers’ compensation claims with respect to Keysight Group Employees and Subsequently Transferred Keysight Employees (but not including Returning Agilent Employees) incurred as of or after the Operational Separation Date;

(iii)                               all Liabilities reflected as liabilities or obligations of Keysight or its Subsidiaries in the Keysight Balance Sheet, and all Liabilities arising or assumed after the date of the Keysight Balance Sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on the Keysight Balance Sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Keysight Balance Sheet;

(iv)                              all Liabilities relating to, arising out of or resulting from any indebtedness of any member of the Keysight Group or any indebtedness secured exclusively by any of the Keysight Assets, including Liabilities (including legal and underwriting fees) in respect of the Keysight Financing Transactions; and

(v)                                 the  Contingent Liability Percentage of any Corporate Contingent Liabilities, subject to Section 2.10.

Notwithstanding the foregoing, the Keysight Liabilities shall not include any Liabilities for Taxes that are governed by the Tax Matters Agreement.

(b)                     For the purposes of this Agreement, “Excluded Liabilities” shall mean (without duplication):

(i)                                     all Liabilities that are expressly contemplated by this Agreement or any other Transaction Document as Liabilities to be retained or assumed by Agilent or any other member of the Agilent Group, and all agreements, obligations and other Liabilities of Agilent or any member of the Agilent Group under this Agreement or any of the other Transaction Documents;

(ii)                                  any and all Liabilities of a member of the Agilent Group to the extent relating to, arising out of or resulting from any Excluded Assets (other than Liabilities arising under any Shared Contracts to the extent such Liabilities relate to the Keysight Business);

(iii)                               the Excluded Employee Liabilities;

(iv)                              the Liabilities listed on Schedule 2.3(b)(iv);

(v)                                 the HP Separation and Ancillary Agreements or any Liability relating to any matter subject to or regulated by Environmental Law, in each case arising from or relating to any properties of Keysight or associated with the Keysight Assets or the Keysight Business (including any businesses, operations or properties for which a current or future owner or operator of the Keysight Assets or the Keysight Business may be alleged to be responsible as a matter of Law, contract or otherwise due to such ownership or operation of the Keysight Assets or Keysight Business), in any such case to the extent arising out of or relating to or otherwise in respect of facts, circumstances, actions or inactions that occurred or failed to occur prior to the Effective Time; and

(vi)                              the Contingent Liability Percentage of any Corporate Contingent Liabilities, subject to Section 2.10.

Notwithstanding the foregoing, the Excluded Liabilities shall not include any Liabilities for Taxes that are governed by the Tax Matters Agreement.

(c)                      Any Liabilities of any member of the Agilent Group not referenced in Section 2.3(a) are Excluded Liabilities, and all Excluded Liabilities shall not be Keysight Liabilities; provided, however, that Excluded Liabilities shall not include any Liabilities for Taxes that are governed by the Tax Matters Agreement.

Section 2.4                        Transfer of Excluded Assets and Assumption of Excluded Liabilities Not Effected on or Prior to the Distribution Date.

(a)                     To the extent any Excluded Asset is transferred or assigned to, or any Excluded Liability is assumed by, a member of the Keysight Group at the Effective Time or is owned or held by a member of the Keysight Group after the Effective Time, from and after the Effective Time:

(i)                         Keysight shall, and shall cause its applicable Subsidiaries to, promptly assign, transfer, convey and deliver to Agilent or certain of its Subsidiaries designated by Agilent, and Agilent or such Subsidiaries shall accept from Keysight and its applicable Subsidiaries, all of Keysight’s and such Subsidiaries’ respective right, title and interest in and to such Excluded Assets; and

(ii)                      Agilent and/or its Subsidiaries designated by Agilent shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such Excluded Liabilities in accordance with their respective terms.

(b)                     In furtherance of the assignment, transfer, conveyance and delivery of Excluded Assets and the assumption of Excluded Liabilities set forth in Section 2.4(a)(i) and Section 2.4(a)(ii) and without any additional consideration therefor:  (A) Keysight shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Keysight’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to Agilent and its Subsidiaries, and (B) Agilent shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Excluded Liabilities by Agilent or its Subsidiaries.  All of the foregoing documents contemplated by this Section 2.4(b) shall be referred to collectively herein as the “Post-Distribution Keysight Transfer Documents.”

(c)                      To the extent that the transfer or assignment of any Excluded Asset or the assumption of any Excluded Liability requires any Approvals or Notifications, the parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that except to the extent expressly provided in any of the other Transaction Documents, neither Agilent nor Keysight shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(d)                     If and to the extent that the valid, complete and perfected transfer or assignment to the Agilent Group of any Excluded Assets or the assumption by the Agilent Group of any Excluded Liabilities would be a violation of applicable Law or require any Approval or Notification that has not been made or obtained at or prior to the Effective Time, then, unless the parties shall mutually otherwise determine, the transfer or assignment to the Agilent Group of such Excluded Assets or the assumption by the Agilent Group of such Excluded Liabilities shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made.

(e)                      If any transfer or assignment of any Excluded Asset or any assumption of any Excluded Liability intended to be transferred, assigned or assumed under this Agreement, as the case may be, is not consummated at or prior to the Effective Time, whether as a result of the provisions of Section 2.4(d) or for any other reason, then the parties shall cooperate to effect such transfers as promptly following the Effective Time as practicable and, prior to the effectiveness of such transfer of Assets or assumption of Liabilities, the member of the Keysight Group retaining such Excluded Asset or such Excluded Liability, as the case may be, shall thereafter hold such Excluded Asset in trust for the use and benefit of the member of the Agilent Group entitled thereto (at the expense of the member of the Agilent Group entitled thereto) and retain such Excluded Liability for the account of the member of the Agilent Group.  In addition, the member of the Keysight Group retaining such Excluded Asset or such Excluded Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Excluded Asset or Excluded Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Agilent Group to whom such Excluded Asset is to be transferred or assigned, or which will assume such Excluded Liability, as the case may be, in order to place such member of the Agilent Group in the same position as if such Excluded Asset or Excluded Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Excluded Asset or Excluded Liability, as the case may be, including use, risk of loss, potential for gain and dominion, control and command over such Excluded Asset or Excluded Liability, as the case may be, are to inure from and after the Effective Time to the Agilent Group.

(f)                       If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Excluded Asset or the deferral of assumption of any Excluded Liability, are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Excluded Assets or the assumption of any Excluded Liabilities have been removed, the transfer or assignment of the applicable Excluded Asset or the assumption of the applicable Excluded Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable other Transaction Document.

(g)                      Any member of the Keysight Group retaining an Excluded Asset or Excluded Liability due to the deferral of the transfer or assignment of such Excluded Asset or the deferral of the assumption of such Excluded Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available or agreed in advance to be reimbursed) by Agilent or the member of the Agilent Group entitled to the Excluded Asset or Excluded Liability, as the case may be, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Agilent or the member of the Agilent Group entitled to such Excluded Asset or Excluded Liability.

Section 2.5                        Transfer of Keysight Assets and Assumption of Keysight Liabilities Not Effected on or Prior to the Distribution Date.

(a)                                 To the extent any Keysight Asset is transferred or assigned to, or any Keysight Liability is assumed by, a member of the Agilent Group at the Effective Time or is owned or held by a member of the Agilent Group after the Effective Time, from and after the Effective Time:

(i)                                     Agilent shall, and shall cause its applicable Subsidiaries to, promptly assign, transfer, convey and deliver to Keysight or certain of its Subsidiaries designated by Keysight, and Keysight or such Subsidiaries shall accept from Agilent and its applicable Subsidiaries, all of Agilent’s and such Subsidiaries’ respective right, title and interest in and to such Keysight Assets; and

(ii)                                  Keysight and/or its Subsidiaries designated by Keysight shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such Keysight Liabilities in accordance with their respective terms.

(b)                     In furtherance of the assignment, transfer, conveyance and delivery of Keysight Assets and the assumption of Keysight Liabilities set forth in Section 2.5(a)(i) and Section 2.5(a)(ii) and without any additional consideration therefor:  (A) Agilent shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Agilent’s and its Subsidiaries’ right, title and interest in and to the Keysight Assets to Keysight and its Subsidiaries, and (B) Keysight shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Keysight Liabilities by Keysight or its Subsidiaries.  All of the foregoing documents contemplated by this Section 2.5(b) shall be referred to collectively herein as the “Post-Distribution Agilent Transfer Documents.”

(c)                      To the extent that the transfer or assignment of any Keysight Asset, the assumption of any Keysight Liability, the Reorganization or the Distribution requires any Approvals or Notifications, the parties will use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that except to the extent expressly provided in any of the other Transaction Documents, neither Agilent nor Keysight shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(d)                     If and to the extent that the valid, complete and perfected transfer or assignment to the Keysight Group of any Keysight Assets or assumption by the Keysight Group of any Keysight Liabilities would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made at or prior to the Effective Time then, unless the parties shall mutually otherwise determine, the transfer or assignment to the Keysight Group of such Keysight Assets or the assumption by the Keysight Group of such Keysight Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made.  Notwithstanding the foregoing, any such Keysight Assets or Keysight Liabilities shall continue to constitute Keysight Assets and Keysight Liabilities for all other purposes of this Agreement.

(e)                      If any transfer or assignment of any Keysight Asset or any assumption of any Keysight Liability intended to be transferred, assigned or assumed under this Agreement, as the case may be, is not consummated at or prior to the Effective Time, whether as a result of the provisions of Section 2.5(d) or for any other reason, then the parties shall cooperate to effect such transfers as promptly following the Effective Time as practicable and, prior to the effectiveness of such transfer of Assets or assumption of Liabilities, the member of the Agilent Group retaining such Keysight Asset or such Keysight Liability, as the case may be, shall thereafter hold such Keysight Asset in trust for the use and benefit of the member of the Keysight Group entitled thereto (at the expense of the member of the Keysight Group entitled thereto) and retain such Keysight Liability for the account of the member of the Keysight Group.  In addition, the member of the Agilent Group retaining such Keysight Asset or such Keysight Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Keysight Asset or Keysight Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Keysight Group to whom such Keysight Asset is to be transferred or assigned, or which will assume such Keysight Liability, as the case may be, in order to place such member of the Keysight Group in the same position as if such Keysight Asset or Keysight Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Keysight Asset or Keysight Liability, as the case may be, including use, risk of loss, potential for gain and dominion, control and command over such Keysight Asset or Keysight Liability, as the case may be, are to inure from and after the Effective Time to the Keysight Group.

(f)                       If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Keysight Asset or the deferral of assumption of any Keysight Liability pursuant to Section 2.5(d), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Keysight Asset or the assumption of any Keysight Liability have been removed, the transfer or assignment of the applicable Keysight Asset or the assumption of the applicable Keysight Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable other Transaction Document.

(g)                      Any member of the Agilent Group retaining a Keysight Asset or Keysight Liability due to the deferral of the transfer or assignment of such Keysight Asset or the deferral of the assumption of such Keysight Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available or agreed in advance to be reimbursed) by Keysight or the member of the Keysight Group entitled to the Keysight Asset or Keysight Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Keysight or the member of the Keysight Group entitled to such Keysight Asset or Keysight Liability.

Section 2.6                        Novation of Keysight Liabilities; Indemnification.

(a)                     Each of Agilent and Keysight, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities (including the applicable obligations under any Shared Contracts) of any nature whatsoever that constitute Keysight Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Keysight Group, so that, in any such case, the members of the Keysight Group will be solely responsible for such Liabilities; provided, however, that except as otherwise expressly provided in any of the other Transaction Documents, neither Agilent nor Keysight shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b)                     If Agilent or Keysight is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, the applicable member of the Agilent Group shall continue to be bound by such agreement, lease, license or other obligation or Liability and, unless not permitted by the terms thereof or by Law, Keysight shall, as agent or subcontractor for such member of the Agilent Group, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of such member of the Agilent Group that constitute Keysight Liabilities, as the case may be, thereunder from and after the Effective Time.  Keysight shall indemnify each Agilent Indemnified Party, and hold each of them harmless, against any Liabilities (other than Excluded Liabilities) arising in connection therewith; provided, that pursuant hereto Keysight shall have no obligation to indemnify any Agilent Indemnified Party that has engaged in any knowing violation of Law or fraud in connection therewith.  Agilent shall cause each member of the Agilent Group without further consideration to pay and remit, or cause to be paid or remitted, to Keysight, promptly all money, rights and other consideration received by it or any member of the Agilent Group in respect of such performance (unless any such consideration is an Excluded Asset).  If and when any such consent, substitution, approval, amendment or release shall be obtained or the obligations under such agreement, lease, license or other obligations or Liabilities shall otherwise become assignable or able to be novated, Agilent shall promptly assign, or cause to be assigned, all its obligations and other Liabilities thereunder or any obligations of any member of the Agilent Group to Keysight or another member of the Keysight Group specified by Keysight without payment of further consideration and Keysight, without the payment of any further consideration, shall, or shall cause such other member of the Keysight Group to, assume such obligations.

Section 2.7                        Novation of Liabilities Other than Keysight Liabilities; Indemnification.

(a)                     Each of Agilent and Keysight, at the request of the other party, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities (including the applicable obligations under any Shared Contracts) for which a member of the Agilent Group and a member of the Keysight Group are jointly or severally liable and that do not constitute Keysight Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Agilent Group, so that, in any such case, the members of the Agilent Group will be solely responsible for such Liabilities; provided, however, that except as otherwise expressly provided in any of the other Transaction Documents, neither Agilent nor Keysight shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b)                     If Agilent or Keysight is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, the applicable member of the Keysight Group shall continue to be bound by such agreement, lease, license or other obligation or Liability and, unless not permitted by the terms thereof or by Law, Agilent shall cause a member of the Agilent Group, as agent or subcontractor for such member of the Keysight Group, as the case may be, to pay, perform and discharge fully all the obligations or other Liabilities of such member of the Keysight Group that do not constitute Keysight Liabilities, as the case may be, thereunder from and after the Effective Time.  Agilent shall indemnify each Keysight Indemnified Party and hold each of them harmless against any Liabilities (other than Keysight Liabilities) arising in connection therewith; provided, that, pursuant hereto, Agilent shall have no obligation to indemnify any Keysight Indemnified Party that has engaged in any knowing violation of Law or fraud in connection therewith.  Keysight shall cause each member of the Keysight Group without further consideration to pay and remit, or cause to be paid or remitted, to Agilent or to another member of the Agilent Group specified by Agilent, promptly all money, rights and other consideration received by it or any member of the Keysight Group in respect of such performance (unless any such consideration is a Keysight Asset).  If and when any such consent, substitution, approval, amendment or release shall be obtained or the obligations under such agreement, lease, license or other obligations or Liabilities shall otherwise become assignable or able to be novated, Keysight shall promptly assign, or cause to be assigned, all its obligations and other Liabilities thereunder or any obligations of any member of the Keysight Group to Agilent or to another member of the Agilent Group specified by Agilent without payment of further consideration and Agilent, without the payment of any further consideration shall, or shall cause such other member of the Agilent Group to, assume such obligations.

Section 2.8                        Termination of Agreements and Arrangements.

(a)                     Except as set forth in Section 2.8(b), in furtherance of the releases and other provisions of Section 5.1, Keysight and each member of the Keysight Group, on the one hand, and Agilent and each member of the Agilent Group, on the other hand, hereby terminate, effective as of the Effective Time, any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Keysight and/or any member of the Keysight Group, on the one hand, and Agilent and/or any member of the Agilent Group, on the other hand, that are effective as of immediately prior to the Effective Time.  No such terminated agreement, arrangement, commitment or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Effective Time.  Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)                     The provisions of Section 2.8(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):

(i)                                     this Agreement and the other Transaction Documents (and each other agreement, arrangement, commitment or understanding expressly contemplated by this Agreement or any other Transaction Document to be entered into or continued by the parties or any of the members of their respective Groups after the Effective Time);

(ii)                                  any agreements, arrangements, commitments or understandings to which any Person, other than the parties and their respective wholly owned Subsidiaries, is a party (it being understood that (A) directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned and (B) to the extent that the rights and obligations of the parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute Keysight Assets or Keysight Liabilities, they shall be assigned pursuant to Section 2.1); and

(iii)                               any Shared Contracts.

Section 2.9                        Treatment of Shared Contracts.

(a)                     Without limiting the generality of the obligations set forth in Section 2.1, unless the parties otherwise agree or the benefits of any Contract or understanding described in this Section 2.9 are expressly conveyed to the applicable party pursuant to another Transaction Document, (i) any Contract or understanding that is listed on Schedule 2.9(a) (other than any such Contract or understanding covering substantially the same services or arrangements that are covered by a Contract or understanding entered into by a member of the Keysight Group in connection with the Reorganization) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each party or the members of its respective Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to the Keysight Business or the Agilent Business, as applicable, and  (ii) (A) any other Contract or understanding that is an Excluded Asset or Excluded Liability but, prior to the Effective Time, inured in part to the benefit or burden of any member of the Keysight Group

(other than any such Contract or understanding covering substantially the same services or arrangements that are covered by a Contract or understanding entered into by a member of the Keysight Group in connection with the Reorganization), and (B) any other Contract or understanding that is a Keysight Asset or a Keysight Liability but, prior to the Effective Time, inured in part to the benefit or burden of any member of the Agilent Group (other than any such Contract or understanding covering substantially the same services or arrangements that are covered by a Contract or understanding entered into by a member of the Agilent Group in connection with the Reorganization), shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each party or the members of its respective Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to the Keysight Business or the Agilent Business, as applicable (any Contract or understanding referred to in clause (i) or (ii) above, a “Shared Contract”); provided, however, that in the case of each of clauses (i) and (ii), (x) in no event shall any member of any Group be required to assign any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions (including by providing prompt notice to the other party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the Keysight Group or the Agilent Group, as applicable, to receive the rights and benefits of that portion of each Shared Contract that relates to the Keysight Business or the Agilent Business, as applicable (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group (or appropriately amended) pursuant to this Section 2.9, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.9.

(b)                     Each of Agilent and Keysight shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such party not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c)                      Nothing in this Section 2.9 shall require any member of any Group to make any material payment (except to the extent advanced, assumed or agreed to in advance to be reimbursed by any member of the other Group), incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.9.

Section 2.10                 Treatment of Corporate Contingent Liabilities.  Without limiting the indemnification provisions of Article V, Agilent and Keysight shall each be responsible for its Contingent Liability Percentage with respect to any Corporate Contingent Liability.  Any amounts owed in respect of any Corporate Contingent Liabilities (including reimbursement for the out-of-pocket costs and expenses of defending, managing or providing assistance with respect to a Corporate Contingent Liability, which shall include any amounts with respect to a bond, prepayment or similar security or obligation required (determined to be advisable by the parties) to be posted by a party in respect of any claim) shall be remitted promptly after the party entitled to such amount provides an invoice (including reasonable supporting Information with respect thereto) to the party owing such amount, and such costs and expenses shall be included in the calculation of the amount of the applicable Corporate Contingent Liability.  In furtherance of the foregoing, the party incurring such Corporate Contingent Liability shall be entitled to reimbursement by the other party (in an amount equal to such other party’s Contingent Liability Percentage) of any out-of-pocket costs and expenses related to, or arising out of, defending or managing any such Corporate Contingent Liability, from time to time and when invoiced, in advance of a final determination or resolution of any Third Party Claim related to a Corporate Contingent Liability.  Without limiting any applicable obligations set forth in Section 6.5(c)(iii), it shall not be a defense to any obligation by any party to pay any amounts, whether pursuant to this Section 2.10 or in respect of any Indemnity Payments pursuant to Article V, in respect of any Corporate Contingent Liability that (i) such party was not consulted in the defense or management thereof, (ii) such party’s views or opinions as to the conduct of such defense were not accepted or adopted, (iii) such party does not approve of the quality or manner of the defense thereof or (iv) Corporate Contingent Liability was incurred by reason of a settlement rather than by a judgment or other determination of Liability.

Section 2.11                 Bank Accounts; Cash Balances.

(a)                     Agilent and Keysight each agrees to take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as Agilent and Keysight may agree), all actions necessary to amend all Keysight Contracts governing each bank and brokerage account owned by Keysight or any other member of the Keysight Group (collectively, the “Keysight Accounts”), including all Keysight Accounts listed or described on Schedule 2.11(a)(i) so that such Keysight Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Agilent or any other member of the Agilent Group (collectively, the “Agilent Accounts”), including all Agilent Accounts listed or described on Schedule 2.11(a)(ii), are de-linked from the Agilent Accounts.

(b)                     Agilent and Keysight each agrees to take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as Agilent and Keysight may agree), all actions necessary to amend all Keysight Contracts governing the Agilent Accounts so that such Agilent Accounts, if currently linked to a Keysight Account, are de-linked from the Keysight Accounts.

(c)                      It is intended that, following consummation of the actions contemplated by Section 2.11(a) and Section 2.11(b), there will continue to be in place a centralized cash management process pursuant to which the Keysight Accounts will be managed centrally and funds collected will be transferred into one (1) or more centralized accounts maintained by Keysight.

(d)                     It is intended that, following consummation of the actions contemplated by Section 2.11(a) and Section 2.11(b), there will continue to be in place a centralized cash management process pursuant to which the Agilent Accounts will be managed centrally and funds collected will be transferred into one (1) or more centralized accounts maintained by Agilent.

(e)                      With respect to any outstanding checks issued by Agilent, Keysight or any of their respective Subsidiaries prior to the Effective Time, such outstanding checks shall be honored from and after the Effective Time by the Person or Group owning the account on which the check is drawn, without limiting the ultimate allocation of Liability for such amounts under this Agreement.

(f)                       As between Agilent and Keysight (and the members of their respective Groups), all payments and reimbursements received after the Effective Time by either party (or member of its Group) that relate to a business, Asset or Liability of the other party (or member of its Group) shall be held by such party in trust for the use and benefit of the party entitled thereto and, promptly upon receipt by such party of any such payment or reimbursement, such party shall pay over, or shall cause the applicable member of its Group to pay over to the other party, the amount of such payment or reimbursement without right of setoff.

(g)                      Cash Balances.  It is intended that immediately following the Distribution (including following the Keysight Dividend Distribution), the Keysight Group shall have cash, cash equivalents and restricted cash (“Cash”) equal to $700 million (the “Target Keysight Cash Balance”), consisting of Cash equal to $200 million in the United States (the “Target Keysight U.S. Cash Balance”) and Cash equal to $500 million outside of the United States (the “Target Keysight Overseas Cash Balance”).

(i)                                     Keysight shall deliver, or cause to be delivered, to Agilent, as soon as practicable, but in no event more than sixty (60) days after the Distribution Date, a preliminary statement (the “Preliminary Statement”) setting forth the actual amount of Cash of the Keysight Group immediately following the Distribution (the “Actual Keysight Cash Balance”), including the actual amount of Cash of the Keysight Group in the United States (the “Actual Keysight U.S. Cash Balance”) and the actual amount of Cash of the Keysight Group outside of the United States (the “Actual Keysight Overseas Cash Balance”), along with reasonable supporting detail to evidence the calculations of such amounts.  The Preliminary Statement shall be prepared in good faith and consistent with the methodology set forth on Schedule 2.11(g)(i) (including for the avoidance of doubt the allocation of Cash of the Keysight Group to the Actual Keysight U.S. Cash Balance and the Actual Keysight Overseas Cash Balance).

(ii)                                  Agilent shall have thirty (30) days to review the Preliminary Statement from the date of its receipt thereof (the “Review Period”).  During the Review Period, Agilent shall have reasonable access during normal business hours to the books and records, personnel and advisors of Keysight and its Subsidiaries to the extent required in connection with such review.  If Agilent objects to any aspect of the Preliminary Statement, Agilent shall deliver a written notice of objection (the “Objection Notice”) to Keysight on or prior to the expiration of the Review Period setting forth in reasonable detail the basis for any such objection.  If Agilent delivers an Objection Notice to Keysight prior to the expiration of the Review Period as provided in this Section 2.11(g)(ii), Keysight and Agilent shall, for a period of fifteen (15) business days thereafter (the “Resolution Period”), attempt in good faith to resolve the matters contained therein, and any written resolution, signed by each of Agilent and Keysight, as to any such matter shall be final, binding, conclusive and nonappealable for all purposes hereunder.  In the event Agilent does not deliver an Objection Notice to Keysight as provided in this Section 2.11(g)(ii) prior to the expiration of the Review Period, Agilent shall be deemed to have agreed to the Preliminary Statement in its entirety, which Preliminary Statement or undisputed portions thereof (as the case may be) shall be final, binding, conclusive and nonappealable for all purposes hereunder.

(iii)                               If, at the conclusion of the Resolution Period, Keysight and Agilent have not reached an agreement with respect to all disputed matters contained in the Objection Notice, then within ten (10) business days thereafter, Keysight and Agilent shall submit for resolution those of such matters remaining in dispute to a mutually acceptable nationally recognized independent accounting or financial consulting firm (the “Neutral Arbitrator”).  If Agilent and Keysight are unable to agree on the Neutral Arbitrator, then each of Agilent and Keysight shall select a nationally recognized independent accounting or financial consulting firm, and the two (2) firms will mutually select a third (3rd) nationally recognized independent accounting or financial consulting firm to serve as the Neutral Arbitrator.  The Neutral Arbitrator shall act as an arbitrator to resolve (based solely on the written and oral presentations of Keysight and Agilent and not by independent review) only those matters submitted to it in accordance with the first sentence of this Section 2.11(g)(iii).  Keysight and Agilent shall direct the Neutral Arbitrator to render a resolution of all such disputed matters as promptly as practicable and in any event within thirty (30) days after its engagement or such other period agreed upon in writing by Keysight and Agilent.  With respect to each disputed matter, the Neutral Arbitrator’s determination, if not in accordance with the position of either Agilent or Keysight, shall not be in excess of the higher, nor less than the lower, of the amounts set forth by Keysight in the Preliminary Statement or by Agilent in the Objection Notice, as applicable.  The resolution of the Neutral Arbitrator shall be set forth in a written statement delivered to each of the parties and shall be final, binding, conclusive and nonappealable for all purposes hereunder.  The Preliminary Statement, once modified and/or agreed to in accordance with Section 2.11(g)(ii) or this Section 2.11(g)(iii), shall become the “Final Statement.”

(iv)                              All fees and expenses relating to the work performed by the Neutral Arbitrator shall be allocated equally between Agilent, on the one hand, and Keysight, on the other hand.  Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Neutral Arbitrator shall be borne by the party incurring such cost or expense.

(v)                                 Any amounts payable pursuant to the determination of the Actual Keysight Cash Balance, including the Actual Keysight U.S. Cash Balance and the Actual Keysight Overseas Cash Balance, as set forth on the Final Statement will be paid as follows, in each case by wire transfer of immediately available funds to an account or accounts designated by the recipient within thirty (30) days after such determination:

(A)                               if the Actual Keysight Cash Balance as set forth on the Final Statement is less than the Target Keysight Cash Balance by more than $25 million (such difference, in excess of $25 million, the “Underfunded Keysight Cash Amount”), then Agilent shall transfer to Keysight:  (1) first, an amount, if positive, equal to the Target Keysight U.S. Cash Balance minus the Actual Keysight U.S. Cash Balance as set forth on the Final Statement and (2) second, the product of (x) 0.825 and (y) an amount, if positive, equal to the Underfunded Keysight Cash Amount minus the amount set forth in clause (1) of this Section 2.11(g)(v)(A); provided, that in no event shall the amount due and payable under this Section 2.11(g)(v)(A) exceed the Underfunded Keysight Cash Amount; or

(B)                               if the Target Keysight Cash Balance is less than the Actual Keysight Cash Balance as set forth on the Final Statement by more than $25 million (such difference, in excess of $25 million, the “Overfunded Keysight Cash Amount”), then Keysight shall transfer to Agilent:  (1) first, an amount, if positive, equal to the Actual Keysight U.S. Cash Balance minus the Target Keysight U.S. Cash Balance as set forth on the Final Statement and  (2) second, the product of (x) 0.825 and (y) an amount, if positive, equal to the Overfunded Keysight Cash Amount minus the amount set forth in clause (1) of this Section 2.11(g)(v)(B); provided, that in no event shall the amount due and payable under this Section 2.11(g)(v)(B) exceed the Overfunded Keysight Cash Amount.

Section 2.12                 Disclaimer of Representations and Warranties.  EACH OF AGILENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE AGILENT GROUP) AND KEYSIGHT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE KEYSIGHT GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT, NO PARTY TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, OR OTHERWISE, IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY; AS TO ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH; AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY; AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY; OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED UNDER THIS AGREEMENT TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.  EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT OR IN ANY TRANSACTION DOCUMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR

MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

Section 2.13                 HP Environmental Matters Agreement.

(a)                     Notwithstanding anything to the contrary herein, Agilent and Keysight shall cooperate to effect, as of the Effective Time, a partial assignment of the HP Environmental Matters Agreement, in accordance with the procedures and requirements set forth in Sections 5.1 and 5.6 of the HP Environmental Matters Agreement, as follows:

(i)                                     all rights and obligations of Agilent under the HP Environmental Matters Agreement shall be assigned to Keysight with respect to any Owned Property (as such term is defined in the Real Estate Matters Agreement) that is an Agilent Schedule 2 Facility (as such term is defined in the HP Environmental Matters Agreement), such property referred to as an “Owned Schedule 2 Property,” subject to Agilent’s reservation set forth below in Section 2.13(a)(ii); and

(ii)                                  all rights of and benefits to Agilent under the HP Environmental Matters Agreement with respect to any Owned Schedule 2 Property, including those set forth in Sections 1.3(b) (opportunity to comment), 1.3(c) (right to participate) and 4.1(a) (indemnification by HP) of the HP Environmental Agreement shall be reserved by Agilent, and the written consent of assignment by HP shall set forth HP’s agreement that such reservation of rights and benefits shall be in addition to those same rights and benefits that shall be assigned for the benefit of Keysight.

(b)                     Keysight shall designate a “Keysight Liaison” in accordance with Section 3.4 of the HP Environmental Matters Agreement with respect to the Owned Schedule 2 Properties.

(c)                      To the extent any provisions in the HP Environmental Matters Agreement require or permit coordination with HP, or require HP to provide information to Agilent, the Keysight Liaison and the “Agilent Liaison” under the HP Environmental Matters Agreement shall coordinate to enable HP, to the extent practicable, to provide notice or copies of documents to only one (1) such “Liaison” with regard to any Owned Schedule 2 Property.

(d)                     For the avoidance of doubt, if and to the extent Agilent and Keysight are unable to effect an assignment of the HP Environmental Matters Agreement in accordance with the procedures set forth in Section 2.13(a) by the Effective Time, then the other provisions of Article II (including Section 2.5 and Section 2.6) shall apply in respect of the HP Environmental Matters Agreement.

ARTICLE III

THE DISTRIBUTION

Section 3.1                        Actions on or Prior to the Distribution Date.  Prior to the Effective Time and subject to the terms and conditions set forth herein, the following shall occur:

(a)                     Information Statement.  Agilent shall mail the Information Statement to the holders of Agilent Common Shares as of the Record Date.

(b)                     Securities Law Matters.  Keysight shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws.  Agilent and Keysight shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the other Transaction Documents.  Agilent and Keysight will prepare, and Keysight will, to the extent required by the applicable law, file with the SEC, any such documentation and any requisite no-action letters which Agilent determines are necessary or desirable to effectuate the Distribution, and Agilent and Keysight shall use their respective reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.  Agilent and Keysight shall take all such actions as may be necessary or appropriate under the securities or “blue sky” Laws of states or other political subdivisions of the United States and shall use commercially reasonable efforts to comply with all applicable foreign securities Laws in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

(c)                      NYSE Listing.  Keysight shall prepare, file and pursue an application to permit listing of the Keysight Common Stock on the NYSE, subject to official notice of issuance.

(d)                     Borrowings and Financings; Keysight Distribution.  In connection with the Reorganization, (i) Keysight shall have entered into the financing transactions described in the Information Statement as occurring prior to the Distribution Date (the “Keysight Financing Transactions”) and (ii) Keysight shall have made a cash distribution to Agilent (the “Keysight Dividend Distribution”) in an amount equal to $900 million.

(e)                      Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.  (i) Agilent and Keysight shall each take all necessary action that may be required to provide for the adoption by Keysight of an amended and restated certificate of incorporation of Keysight, in a form to be agreed by Keysight and Agilent (the “Amended and Restated Certificate of Incorporation”), and amended and restated bylaws of Keysight, in a form to be agreed by Keysight and Agilent (the “Amended and Restated Bylaws”), and (ii) Keysight shall file the Amended and Restated Certificate of Incorporation of Keysight with the Secretary of State of the State of Delaware.

(f)                       The Distribution Agent.  Agilent shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

(g)                      Stock-Based Employee Benefit Plans.  At or prior to the Effective Time, Agilent and Keysight shall take all actions as are necessary to approve the stock-based employee benefit plans of Keysight (and the grants of awards under such plans in connection with the

Distribution) in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.

(h)                     Satisfying Conditions to the Distribution.  Agilent and Keysight shall cooperate to cause the conditions to the Distribution set forth in Section 3.2 to be satisfied and to effect the Distribution at the Effective Time upon such satisfaction (or waiver).

Section 3.2                        Conditions Precedent to the Distribution.  In no event shall the Distribution occur unless each of the following conditions shall have been satisfied (or waived by Agilent, in whole or in part, in its sole discretion):

(a)                     the Keysight Dividend Distribution contemplated by Section 3.1(d) shall have been paid to Agilent;

(b)                     the Reorganization shall have been completed in accordance with the Plan of Reorganization;

(c)                      Agilent shall have received an opinion of Baker & McKenzie LLP to the effect that the transfer of the Keysight Assets and Keysight Liabilities to Keysight and the Distribution will qualify as a transaction that is described in Sections 355(a) and 368(a)(1)(D) of the Code;

(d)                     the Form 10 filed with the SEC shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Form 10 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the SEC and the Information Statement shall have been mailed to holders of Agilent Common Shares as of the Record Date;

(e)                      all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” Laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

(f)                       the Keysight Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of issuance;

(g)                      each of the other Transaction Documents to be executed on or prior to the Distribution Date shall have been duly executed and delivered by the parties thereto;

(h)                     no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or any of the transactions related thereto, including the Reorganization, shall be in effect;

(i)                         the Keysight Financing Transactions shall have been consummated, and Agilent shall have entered into a new credit facility on such terms and for such amount as may be acceptable to Agilent; and

(j)                        no event or development shall have occurred or shall exist that, in the judgment of the Board of Directors of Agilent, in its sole discretion, makes it inadvisable to effect the Reorganization, the Distribution or the other transactions contemplated hereby.

Each of the foregoing conditions is for the sole benefit of Agilent and shall not give rise to or create any duty on the part of Agilent or its Board of Directors to waive or not to waive any such condition or to effect the Reorganization and the Distribution, or in any way limit Agilent’s rights of termination set forth in this Agreement.  Any determination made by Agilent prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.2 shall be conclusive and binding on the parties.

Section 3.3                        The Distribution.

(a)                     Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, Agilent shall deliver to the Distribution Agent for the benefit of holders of record of Agilent Common Shares on the Record Date, book-entry transfer authorizations for such number of the issued and outstanding shares of Keysight Common Stock necessary to effect the Distribution, (ii) the Distribution shall be effective at the Effective Time and (iii) Agilent shall instruct the Distribution Agent to distribute, on or as soon as practicable after, the Effective Time, to each holder of record of Agilent Common Shares as of the Record Date, by means of a pro rata distribution, a number of shares of Keysight Common Stock to be determined by resolution of the Board of Directors of Agilent, for every one (1) Agilent Common Share so held.  Following the Distribution Date, Keysight agrees to provide all book-entry transfer authorizations for shares of Keysight Common Stock that Agilent or the Distribution Agent shall require (after giving effect to Section 3.4) in order to effect the Distribution.

(b)                     Notwithstanding anything to the contrary contained in this Agreement, Agilent shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof.  In addition, Agilent may at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

(c)                      Shareholders holding a number of Agilent Common Shares, on the Record Date, which would entitle such shareholders to receive less than one (1) whole share (in addition to any whole shares) of Keysight Common Stock in the Distribution will receive cash in lieu of fractional shares.  Fractional shares of Keysight Common Stock will not be distributed in the Distribution nor credited to book-entry accounts.  The Distribution Agent shall, as soon as practicable after the Effective Time, (i) determine the number of whole shares and fractional shares of Keysight Common Stock allocable to each holder of record or beneficial owner of Agilent Common Shares as of the close of business on the Record Date, (ii) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests and (iii) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the cash proceeds (net of discounts and commissions) of such sale, based upon the average gross selling price per share of Keysight Common Stock after making appropriate deductions for any amount required to be withheld for U.S. federal income tax purposes and any brokerage fees incurred in connection with these sales of fractional shares.  The sales of fractional shares shall occur as soon after the Effective Time as practicable and as determined by the Distribution Agent.  Neither Agilent nor Keysight or the Distribution Agent will guarantee any minimum sale price for the fractional shares of Keysight Common Stock.  Neither Agilent nor Keysight will pay any interest on the proceeds from the sale of fractional shares.  The Distribution Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares.  Notwithstanding anything herein to the contrary, to the extent the distribution of shares of Keysight Common Stock in the Distribution is not permitted under the applicable Law of any jurisdiction, Agilent shall deliver cash in lieu of such shares to the extent permitted under such applicable Law, and the procedures set forth in this Section 3.3(c) in respect of fractional shares shall apply to such shares of Keysight Common Stock that would otherwise have been distributed in such jurisdiction, mutatis mutandis.

(d)                     Until the shares of Keysight Common Stock are duly transferred in accordance with this Section 3.3 and applicable Law, from and after the Effective Time, Keysight will regard the persons entitled to receive such shares of Keysight Common Stock as record holders of shares of Keysight Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such persons.  Keysight agrees that, subject to any transfers of such shares, from and after the Effective Time, (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of Keysight Common Stock then held by such holder and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the shares of Keysight Common Stock then held by such holder.

(e)                      Any shares of Keysight Common Stock or cash in lieu of fractional shares with respect to Keysight shares that remain unclaimed by any holders of record of Agilent Common Shares one hundred eighty (180) days after the Distribution Date shall be delivered to Keysight, and Keysight shall hold such shares of Keysight Common Stock for the account of such holders, and the parties agree that all obligations to provide such shares of Keysight Common Stock and cash, if any, in lieu of fractional share interests shall be obligations of Keysight, subject in each case to applicable escheat or other abandoned property Laws, and Agilent shall have no Liability with respect thereto.

(f)                       The parties agree that the steps described on Schedule 2.1(a) shall be effected in the order and manner prescribed on such Schedule and the occurrence of each step shall be conditioned upon the completion of the preceding step.

Section 3.4                        Subdivision of Keysight Common Stock to Accomplish the Distribution.  Prior to the Distribution, upon the filing with the Secretary of State of the State of Delaware of a Certificate of Amendment to the Certificate of Incorporation of Keysight to increase the number of authorized shares of Keysight Common Stock and to effect the subdivision and conversion of the outstanding Keysight Common Stock contemplated by this Section 3.4, the Keysight Common Stock then issued and outstanding shall, without any action on the part of the holder thereof, be subdivided and converted into that number of fully paid and non-assessable shares of Keysight Common Stock issued and outstanding equal to the number of shares of Keysight Common Stock necessary to effect the Distribution.

ARTICLE IV

ACCESS TO INFORMATION

Section 4.1                        Agreement for Exchange of Information; Archives.

(a)                     After the Effective Time, and until the fifth (5th) anniversary of the date of this Agreement, subject to Section 6.2 and any other applicable confidentiality obligations, each of Agilent and Keysight, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group and its Representatives, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) to carry out its human resources functions or to establish, assume or administer its Benefit Plans or payroll functions, (iii) to satisfy audit, accounting or other similar requirements or (iv) to comply with its obligations under this Agreement or any other Transaction Document; provided, that in the case of Information reasonably requested by a party to satisfy its financial, statutory and tax audit requirements, the access contemplated by this Section 4.1(a) shall extend until the tenth (10th) anniversary of the date of this Agreement, and in the case of Information reasonably requested by a party to satisfy escheatment audit requirements, the access contemplated by this Section 4.1(a) shall continue indefinitely; provided, further, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.  Notwithstanding anything to the contrary herein, members of the Agilent Group shall only be required to provide access to Information that constitutes email which a member of the Keysight Group reasonably needs to (A) support a member of the Keysight Group in the prosecution of litigation that such member may initiate, or defend a member of the Keysight Group or any of its employees in litigation brought by third Persons, or respond to document production requests in connection with any such litigation; (B) comply with a subpoena from a Governmental Authority having jurisdiction over such member; or (C) support investigations (internal or external) of suspected criminal activity for which a member of the Keysight Group may desire to seek prosecution by law enforcement or for which a member of the Keysight Group may be subject to prosecution; provided, that any such requests shall be subject to any required third-party consents or notifications and any other obligations that any member of the Agilent Group may have to a third party in connection with such Information or request; provided, further, that Keysight shall direct any such requests only to the General Counsel of Agilent.

(b)                     After the Effective Time and until the fifth (5th) anniversary of the date of this Agreement, (i) Keysight and its Representatives shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the Keysight Business that are located in archives retained or maintained by any member of the Agilent Group and (ii) Keysight may obtain copies (but not originals unless it is a Keysight Asset) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for such bona fide business purposes; provided, that, Keysight shall cause any such objects to be returned promptly in the same condition in which they were delivered to Keysight, and Keysight shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to Agilent; provided, further, that notwithstanding any provisions of this Section 4.1(b), any request for Information or access to Representatives in connection with any Third Party Claims shall be subject to Section 4.7.  Keysight shall pay the applicable fee or rate per hour for archive research services (subject to increase from time to time to reflect rates then in effect for Agilent generally).  Nothing herein shall be deemed to restrict the access of any member of the Agilent Group to any such documents or objects or to impose any liability on any member of the Agilent Group if any such documents or objects are not maintained or preserved by Agilent.

(c)                      After the Effective Time (or such earlier time as the parties may agree) and until the fifth (5th) anniversary of the date of this Agreement, (i) Agilent and its Representatives shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the Agilent Business that are located in archives retained or maintained by any member of the Keysight Group and (ii) Agilent may obtain copies (but not originals unless it is not a Keysight Asset) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for such bona fide business purposes; provided, that Agilent shall cause any such objects to be returned promptly in the same condition in which they were delivered to Agilent and Agilent shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects) that are then applicable to Keysight; provided, further, that, notwithstanding any provisions of this Section 4.1(c), any request for Information or access to Representatives in connection with any Third Party Claims shall be subject to Section 4.7.  Agilent shall pay the applicable fee or rate per hour for archive research services (subject to increase from time to time to reflect rates then in effect for Keysight generally).  Nothing herein shall be deemed to restrict the access of any member of the Keysight Group to any such documents or objects or to impose any liability on any member of the Keysight Group if any such documents or objects are not maintained or preserved by Keysight.

(d)                     Without limiting the generality of the foregoing, until the second (2nd) Keysight fiscal year end occurring after the Distribution Date (and for a reasonable period of time thereafter as required for each of Agilent and Keysight to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each of Agilent and Keysight shall use its commercially reasonable efforts to cooperate with the other party’s Information requests to enable (i) the other party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and (ii) the other party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements of the other party, including, to the extent applicable to such party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder.

Section 4.2                        Ownership of Information.  Any Information owned by one (1) Group that is provided to a requesting party pursuant to Section 4.1 shall be deemed to remain the property of the providing party, except where such Information is an Asset of the requesting party pursuant to the provisions of this Agreement or any other Transaction Document.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any Information requested or provided pursuant to Section 4.1, Section 4.2 or Section 4.3.

Section 4.3                        Compensation for Providing Information.  The party requesting Information pursuant to Section 4.1 agrees to reimburse the other party for the reasonable out-of-pocket costs and expenses, if any, of creating, gathering and copying such Information (including any costs and expenses incurred in any review of Information for purposes of protecting the privileged Information of the providing party or in connection with the restoration of backup tapes for purposes of providing the requested Information), to the extent that such costs are incurred in connection with such other party’s provision of Information in response to the requesting party.

Section 4.4                        Record Retention.

(a)                     To facilitate the possible exchange of Information pursuant to this Article IV and other provisions of this Agreement after the Effective Time, the parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control in accordance with the policies or ordinary course practices of Agilent or Keysight, as applicable, in effect on the Distribution Date (including any Information that is subject to a “Litigation Hold” issued by either party prior to the Effective Time) or such other policies or practices as may be reasonably adopted by the appropriate party after the Effective Time.

(b)                     Except in accordance with its, or its applicable Subsidiaries’, policies and ordinary course practices, no party will destroy, or permit any of its Subsidiaries to destroy, any Information that would, in accordance with such policies or ordinary course practices, be archived or otherwise filed in a centralized filing system by such party or its applicable Subsidiaries; provided, however, that (i) in the case of any Information relating to employee benefits, no party will destroy, or permit any of its Subsidiaries to destroy, any such Information until the expiration of the applicable statute of limitations (giving effect to any extensions thereof), (ii) in the case of any Information relating to a pending or threatened Action (including any pending or threatened investigation by a Governmental Authority) that is known to the members of the Group in possession of such Information, the parties shall comply with the requirements of the applicable “Litigation Hold” (provided, that, with respect to any pending or threatened Action arising after the Effective Time, the requirements of this clause (ii) shall apply only to the extent that whichever member of the Agilent Group or the Keysight Group that is in possession of such Information has been notified in writing pursuant to a “Litigation Hold” of such pending or threatened Action) and (iii) no party will destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.

(c)                      In the event of either party’s or any of its Subsidiaries’ inadvertent failure to comply with its applicable document retention policies as required under this Section 4.4, such party shall be liable to the other party solely for the amount of any monetary fines or penalties imposed or levied against such other party by a Governmental Authority (which fines or penalties shall not include any Liabilities asserted in connection with the claims underlying the applicable Action, other than fines or penalties resulting from any claim of spoliation) as a result of such other party’s inability to produce Information caused by such inadvertent failure and, notwithstanding Section 5.2 and Section 5.3, shall not be liable to such other party for any other Liabilities in connection therewith.

Section 4.5                        Liability.  No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the party providing such Information.

Section 4.6                        Other Agreements Providing for Exchange of Information.

(a)                     The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in Schedule 4.6(a) or any other Transaction Document.

(b)                     Any party that receives, pursuant to a request for Information in accordance with this Article IV, Information that is not relevant to its request shall (i) either destroy such Information or return it to the providing party and (ii) deliver to the providing party a certificate certifying that such Information was destroyed or returned, as the case may be, which certificate shall be signed by an officer of the requesting party holding the title of vice president or above.

(c)                      When any Information provided by one (1) Group to the other is no longer needed for the purposes contemplated by this Agreement or any other Transaction Document or is no longer required to be retained by applicable Law, the receiving party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

Section 4.7                        Production of Witnesses; Records; Cooperation.

(a)                     After the Effective Time, except in the case of an adversarial Action by one party against another party, each party shall use its reasonable efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees and other Representatives of the members of its respective Group as witnesses, and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees and other Representatives) or books, records or other documents may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought under this Agreement.  The requesting party shall bear all out-of-pocket costs and expenses in connection therewith.

(b)                     If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the Indemnified Party shall use reasonable efforts to make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees and other Representatives of the members of its respective Group as witnesses, and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees and other Representatives) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.  The Indemnifying Party shall bear all out-of-pocket costs and expenses in connection therewith.

(c)                      In furtherance and without limiting the provisions of Section 4.7(a) and Section 4.7(b), the parties shall cooperate and consult to the extent reasonably necessary with respect to any Third Party Claims.

(d)                     The obligation of the parties to provide witnesses pursuant to this Section 4.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first (1st) sentence of Section 4.7(a)).

(e)                      In connection with any matter contemplated by this Section 4.7, the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.

(f)                       For the avoidance of doubt, the provisions of this Section 4.7 are in furtherance of the provisions of Section 4.1 and shall not be deemed to in any way limit or otherwise modify the parties’ rights and obligations under Section 4.1.

Section 4.8                        Privileged Matters.

(a)                     The parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Agilent Group and the Keysight Group, and that each of the members of the Agilent Group and the Keysight Group shall be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith.  The parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the Agilent Group or the Keysight Group, as the case may be.

(b)                     Notwithstanding anything to the contrary in this Article IV, the parties agree as follows:

(i)                                     Agilent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the

Agilent Business and not to the Keysight Business, whether or not the privileged Information is in the possession or under the control of any member of the Agilent Group or any member of the Keysight Group.  Agilent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any Excluded Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Agilent Group or any member of the Keysight Group; and

(ii)                                  Keysight shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the Keysight Business and not to the Agilent Business, whether or not the privileged Information is in the possession or under the control of any member of the Keysight Group or any member of the Agilent Group.  Keysight shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any Keysight Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Keysight Group or any member of the Agilent Group.

(c)                      Subject to the restrictions set forth in this Section 4.8, the parties agree that they shall have a shared privilege, each with equal right to assert or waive any such shared privilege, with respect to all privileges not allocated pursuant to Section 4.8(b) and all privileges relating to any Actions or other matters that involve both the Agilent Group and the Keysight Group and in respect of which both parties have Liabilities under this Agreement.

(d)                     Subject to Sections 4.8(e) and (f), no party may waive any privilege that could be asserted under any applicable Law, and in which the other party has a shared privilege, without the consent of the other party, which consent shall (i) not be unreasonably withheld, conditioned or delayed, (ii) be in writing and (iii) notwithstanding clause (ii), be deemed to be granted unless written objection is made within twenty (20) days after notice has been given by the party requesting such consent of the other party.

(e)                      If any dispute arises between Agilent and Keysight, or any members of their respective Groups, regarding whether a privilege should be waived to protect or advance the interests of either the Agilent Group or the Keysight Group, each party agrees that it shall    (i) negotiate with the other party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other party and (iii) not unreasonably withhold, condition or delay consent to any request for waiver by the other party.  Nevertheless, each party is permitted to withhold its consent to the waiver of a privilege for the purpose of protecting its own legitimate interests.

(f)                       Upon receipt by either party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or as to which the other party has the sole right under this Agreement to assert a privilege, or if either party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such privileged Information, such party shall promptly notify the other party of the existence of the request (which notice shall be delivered to such other party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other party a reasonable opportunity to review the Information and to assert any rights it or they may have under this Section 4.8 or otherwise to prevent the production or disclosure of such privileged Information.

(g)                      The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Agilent and Keysight set forth in this Section 4.8 and in Section 6.2 to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges.  The parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the parties contemplated by this Agreement, and the transfer of privileged Information between the parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h)                     In furtherance of the parties’ agreement under this Section 4.8, Agilent and Keysight shall, and shall cause applicable members of their respective Group to, maintain their respective separate and joint privileges, including by executing joint defense and common interest agreements where necessary or useful for this purpose.

ARTICLE V

RELEASE; INDEMNIFICATION; AND GUARANTEES

Section 5.1                        Release of Pre-Distribution Claims.

(a)                     Except (i) as provided in Section 5.1(c), (ii) as may be otherwise expressly provided in this Agreement or any other Transaction Document and (iii) for any matter for which any party is entitled to indemnification or contribution pursuant to this Article V, effective as of the Effective Time, Keysight does hereby, for itself and each other member of the Keysight Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of any member of the Keysight Group (in each case, in their respective capacities as such), remise, release and forever discharge Agilent and the other members of the Agilent Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Agilent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, to the extent existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed prior to the Effective Time, including in connection with the transactions and all other activities to implement the Reorganization, the Distribution and any of the other transactions contemplated under this Agreement and under the other Transaction Documents.

(b)                     Except (i) as provided in Section 5.1(c), (ii) as may be otherwise expressly provided in this Agreement or any other Transaction Document and (iii) for any matter for which any party is entitled to indemnification or contribution pursuant to this Article V, effective as of the Effective Time, Agilent does hereby, for itself and each other member of the Agilent Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Agilent Group (in each case, in their respective capacities as such), remise, release and forever discharge Keysight, the respective members of the Keysight Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of any member of the Keysight Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, to the extent existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed prior to the Effective Time, including in connection with the transactions and all other activities to implement the Reorganization, the Distribution and any of the other transactions contemplated under this Agreement and under the other Transaction Documents.

(c)                      Nothing contained in Section 5.1(a) or Section 5.1(b) shall impair or otherwise impact any right of any party, and as applicable, a member of such party’s Group, to enforce this Agreement, any other Transaction Document or any agreements, arrangements, commitments or understandings that are specified in Section 2.8(b), in each case in accordance with its terms.  Nothing contained in Section 5.1(a) or Section 5.1(b) shall release any Person from:

(i)                                     any Liability provided in or resulting from any agreement among any members of the Agilent Group or the Keysight Group that is specified in Section 2.8(b) as not terminating as of the Effective Time, or any other Liability specified in Section 2.8(b) as not terminating as of the Effective Time;

(ii)                                  any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any other Transaction Document;

(iii)                               any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv)                              any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(v)                                 any Liability provided in or resulting from any Contract or understanding that is entered into after the Effective Time between any party (and/or a member of such party’s Group), on the one hand, and any other party (and/or a member of the other party’s Group), on the other hand; or

(vi)                              any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article V and, if applicable, the appropriate provisions of the other Transaction Documents.

In addition, nothing contained in Section 5.1(a) shall release Agilent from indemnifying any director, officer or employee of Keysight who was a director, officer or employee of Agilent or any of its Affiliates at or prior to the Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is a Keysight Liability, Keysight shall indemnify Agilent for such Liability (including Agilent’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.

(d)                     Keysight shall not make, and shall not permit any member of the Keysight Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Agilent or any member of the Agilent Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a).  Agilent shall not make, and shall not permit any member of the Agilent Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Keysight or any member of the Keysight Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e)                      It is the intent of each of Agilent and Keysight, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed prior to the Effective Time, between or among Keysight or any member of the Keysight Group, on the one hand, and Agilent or any member of the Agilent Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members prior to the Effective Time), except as expressly set forth in Section 5.1(c).  At any time, at the request of the other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting such provisions.

Section 5.2                        General Indemnification by Keysight.  Except as provided in Section 5.5, Keysight shall, and shall cause the other members of the Keysight Group to, indemnify, defend and hold harmless each member of the Agilent Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Agilent Indemnified Parties”), from and against any and all Liabilities of the Agilent Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

(a)                     any Keysight Liability;

(b)                     the failure of Keysight or any other member of the Keysight Group or any other Person to pay, perform or otherwise promptly discharge any Keysight Liabilities or Keysight Contract in accordance with its respective terms, whether prior to, at or after the Effective Time;

(c)                      except to the extent it relates to an Excluded Liability, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by any member of the Agilent Group for the benefit of any member of the Keysight Group that survives the Effective Time; and

(d)                     any breach by any member of the Keysight Group of this Agreement or any of the other Transaction Documents (other than the Transaction Documents set forth on Schedule 5.2(d), which shall be subject to the indemnification provisions contained therein) or any action by Keysight in contravention of its Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws.

Section 5.3                        General Indemnification by Agilent.  Except as provided in Section 5.5, Agilent shall indemnify, defend and hold harmless each member of the Keysight Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Keysight Indemnified Parties”), from and against any and all Liabilities of the Keysight Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

(a)                     any Excluded Liability;

(b)                     the failure of Agilent or any other member of the Agilent Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities, whether prior to, at or after the Effective Time;

(c)                      except to the extent it relates to a Keysight Liability, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by any member of the Keysight Group for the benefit of any member of the Agilent Group that survives the Effective Time; and

(d)                     any breach by any member of the Agilent Group of this Agreement or any of the other Transaction Documents (other than the Transaction Documents set forth on Schedule 5.3(d), which shall be subject to the indemnification provisions contained therein).

Section 5.4                        Disclosure Indemnification.

(a)                     Except to the extent provided in Section 5.4(b), Keysight agrees to indemnify and hold harmless the Agilent Indemnified Parties and each Person, if any, who controls any member of the Agilent Group within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Liabilities arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof, the Information Statement (as amended or supplemented if

Keysight shall have furnished any amendments or supplements thereto) or any other Disclosure Document, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)                     Agilent agrees to indemnify and hold harmless Keysight and its Subsidiaries and any of their respective directors or officers who sign the Form 10, and any Person who controls Keysight within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Liabilities arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof, the Information Statement (as amended or supplemented if Keysight shall have furnished any amendments or supplements thereto) or any other Disclosure Document, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent any such untrue statement or omission or alleged untrue statement or omission arises out of (i) information specifically relating to Excluded Assets and/or Excluded Liabilities or (ii) information specifically relating to Agilent and other members of the Agilent Group as of and following the Effective Time, in each case, that is included in the Form 10, the Information Statement (including any amendments and supplements to the Form 10 and/or the Information Statement) or any other Disclosure Document.

Section 5.5                        Contribution.  If the indemnification provided for in this Article V is unavailable to, or insufficient to hold harmless, an Indemnified Party under Section 5.4 in respect of any Liabilities referred to therein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with the actions which resulted in Liabilities as well as any other relevant equitable considerations.  The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  For the purposes of this Section 5.5, (i) information specifically relating to Excluded Assets and/or Excluded Liabilities and (ii) information specifically relating to Agilent and other members of the Agilent Group as of and following the Effective Time, in each case, that is included in the Form 10, the Information Statement or any other Disclosure Document shall be the only “information supplied by” Agilent, and all other information shall be deemed “information supplied by” Keysight.

Section 5.6                        Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)                     Any Liability subject to indemnification or contribution pursuant to this Article V will be net of Insurance Proceeds that actually reduce the amount of the Liability.  Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution under this Article V (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability.  If an Indemnified Party receives a payment

(an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds in respect of such Liability, then the Indemnified Party will pay to the Indemnifying Party an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by the Indemnifying Party in respect of such Liability.

(b)                     An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions of this Agreement, have any subrogation rights with respect thereto.  The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article V; provided, that the Indemnified Party’s inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations under this Agreement.

(c)                      Subject to Section 5.8, any indemnity payment under this Article V shall be increased to take into account any inclusion in income of the Indemnified Party arising from the receipt of such indemnity payment and shall be decreased to take into account any reduction in income of the Indemnified Party arising from such indemnified Liability.  Any such inclusion or reduction shall be determined (i) using the highest marginal rates in effect at the time of the determination and (ii) assuming that the Indemnified Party will be liable for Taxes at such rate and has no Tax Attributes (as such term is defined in the Tax Matters Agreement) at the time of the determination.

Section 5.7                        Procedures for Indemnification of Third Party Claims.

(a)                     If an Indemnified Party receives written notice that a Person (including any Governmental Authority) that is not a member of the Agilent Group or the Keysight Group has asserted any claim or commenced any Action (collectively, a “Third Party Claim”) that may implicate an Indemnifying Party’s obligation to indemnify pursuant to Section 5.2, Section 5.3 or Section 5.4, or any other Section of this Agreement or any other Transaction Document, the Indemnified Party shall provide the Indemnifying Party written notice thereof as promptly as practicable (and no later than twenty (20) days or sooner, if the nature of the Third Party Claim so requires) after becoming aware of the Third Party Claim.  Such notice shall describe the Third Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.  Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this Section 5.7(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to provide notice in accordance with this Section 5.7(a).

(b)                     Subject to this Section 5.7(b) and Section 5.7(c), an Indemnifying Party may elect to assume responsibility for defending (and seeking to settle or compromise), at its own expense and with its own counsel, any Third Party Claim.  Within thirty (30) days after the receipt of notice from an Indemnified Party in accordance with Section 5.7(a) (or sooner, if the nature of the Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party will assume responsibility for defending the Third Party

Claim in accordance with the immediately preceding sentence.  After receiving notice of the Indemnifying Party’s election to assume the defense of a Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the Indemnified Party shall be responsible for the fees and expenses of its counsel and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, information and materials in such Indemnified Party’s possession or under such Indemnified Party’s control relating thereto as are reasonably required by the Indemnifying Party.  If an Indemnifying Party has elected to assume the defense of a Third Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnified Party for any such fees or expenses incurred during the course of its defense of such Third Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.

(c)                      Notwithstanding Section 5.7(b), if any Indemnified Party shall in good faith determine that there is an actual conflict of interest if counsel for the Indemnifying Party represented both the Indemnified Party and Indemnifying Party, then the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of one (1) separate counsel for all Indemnified Parties.

(d)                     If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim or fails to notify an Indemnified Party of its election within thirty (30) days after the receipt of notice from an Indemnified Party as provided in Section 5.7(b), the Indemnified Party may defend the Third Party Claim at the cost and expense of the Indemnifying Party, subject to the procedures set forth in Sections 5.8(f) and Section 5.8(g) with respect to Third Party Claims under Environmental Law.  If the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all witnesses, information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party.

(e)                      Without the prior written consent of any Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, no Indemnified Party may settle or compromise, or seek to settle or compromise, any Third Party Claim; provided, however, that in the event the Indemnifying Party elects not to assume responsibility for defending a Third Party Claim or fails to notify the Indemnified Party of its election within thirty (30) days after the receipt of notice from the Indemnified Party as provided in Section 5.7(b), the Indemnified Party shall have the right to settle or compromise such Third Party Claim in its sole discretion (so long as such settlement does not result in any non-monetary damages being imposed on the Indemnifying Party).  Without the prior written consent of any Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement of any pending or threatened Third Party Claim if such Indemnified Party is a party to the pending or threatened Third Party Claim, unless such judgment or settlement is solely for monetary damages and provides for a full, unconditional and irrevocable release of such Indemnified Party from all liability in connection with the Third Party Claim.

Section 5.8                        Additional Matters.

(a)                     Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article V shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities.  The indemnity and contribution agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party, (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution under this Agreement and (iii) any termination of this Agreement.

(b)                     Any claim for indemnification under this Article V other than in respect of a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party.  Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility for such indemnification obligation.  If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the other Transaction Documents, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution under this Agreement.

(c)                      If an Indemnity Payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person.  Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d)                     In an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if they conclude that substitution is desirable and practical.  If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action (to the extent such management is otherwise contemplated herein), and the Indemnifying Party shall (without limiting the rest of this Article V) fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

(e)                      For all Tax purposes, Agilent and Keysight agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by Agilent to Keysight or a distribution by Keysight to Agilent, as the case may be, occurring immediately prior to the Effective Time or as a payment of an assumed or retained Liability and (ii) any payment of interest as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

(f)                       Notwithstanding anything in this Article V, upon receipt of written notice in accordance with Section 5.7(a) of a Third Party Claim under Environmental Law, the Indemnifying Party may elect to defend such Third Party Claim in accordance with Section 5.7(b), or if the Indemnifying Party reasonably believes that such Third Party Claim relates to either (i) a matter for which HP is obligated to indemnify the parties under the HP Environmental Matters Agreement or (ii) a Liability of the Indemnified Party under this Agreement, as the case may be, then the Indemnifying Party shall provide written notice to the Indemnified Party within thirty (30) days after the receipt of the notice provided pursuant to Section 5.7(a) (or sooner, if the nature of the Third Party Claim so requires), and the parties shall meet and confer in good faith within ten (10) days thereafter (or sooner, if the nature of the Third Party Claim so requires), and if the dispute as to which party is responsible for such Third Party Claim (and the defense thereof) is not resolved within such time period (or such longer period as the parties may mutually agree), the procedures set forth in Article VII shall apply; provided, however, that if timely action is required to respond to the Third Party Claim, either party may take whatever action is reasonably necessary to respond to the Third Party Claim, including action to prevent harm to human health or the environment.  If, after such meet and confer and/or dispute resolution process the parties agree that such Third Party Claim relates to a matter for which HP is obligated to indemnify the parties under the HP Environmental Matters Agreement, the parties shall cooperate in seeking indemnification from HP in accordance with the HP Environmental Matters Agreement.

(g)                      To the extent that Keysight discovers a condition at an Owned Schedule 2 Property prior to the commencement of any Third Party Claim or other Action with respect to such condition, and Keysight reasonably believes such condition is not associated with a Keysight Liability but reasonably believes that such condition requires an immediate response to prevent or mitigate harm to human health or the environment and notice to Agilent is not possible before commencing such response, Keysight shall take whatever action is reasonably necessary to prevent or mitigate such harm, and notify Agilent as soon as possible thereafter.

Section 5.9                        Remedies Cumulative.  The rights provided in this Article V shall be cumulative and, subject to the provisions of Article VII, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 5.10                 Survival of Indemnities.  The rights and obligations of each of Agilent and Keysight and their respective Indemnified Parties under this Article V shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

Section 5.11                 Guarantees.

(a)                     Except for those guarantees set forth on Schedule 5.11(a), where Agilent or Keysight, as the case may be, shall remain as guarantor, and the applicable guaranteed party or guaranteed member of the applicable Group shall indemnify and hold harmless such guarantor for any Liabilities arising from or relating thereto (in accordance with the provisions of this Article V), or as otherwise specified in any other Transaction Document, at or prior to the Effective Time or as soon as practicable thereafter, (i) Agilent shall (with the reasonable cooperation of the applicable member(s) of the Keysight Group) use its reasonable efforts to have any member(s) of the Keysight Group removed as guarantor of or obligor for any Excluded Liability, including in respect of those guarantees set forth on Schedule 5.11(a)(i) to the extent that they relate to Excluded Liabilities, and (ii) Keysight shall (with the reasonable cooperation of the applicable member(s) of the Agilent Group) use its reasonable efforts to have any member(s) of the Agilent Group removed as guarantor of or obligor for any Keysight Liability, including in respect of those guarantees set forth on Schedule 5.11(a)(ii) to the extent that they relate to Keysight Liabilities.

(b)                     On or prior to the Effective Time, to the extent required to obtain a release from a guarantee (a “Guarantee Release”):

(i)                                     of any member of the Agilent Group, Keysight shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which Keysight would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii)                                  of any member of the Keysight Group, Agilent shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which Agilent would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c)                      If Agilent or Keysight is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 5.11, (i) the relevant member of the Agilent Group or Keysight Group, as applicable, that has assumed the Liability with respect to such guarantee shall indemnify and hold harmless the guarantor or obligor for any Liability arising from or relating thereto (in accordance with the provisions of this Article V) and shall, or shall cause one (1) of its Subsidiaries, as agent or subcontractor for such guarantor or obligor, to, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, and (ii) with respect to such guarantee, each of Agilent and

Keysight, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under or transfer to a third Person, any loan, guarantee, lease, contract or other obligation for which the other party or any member of the other party’s Group is or may be liable unless all obligations of the other party and the other members of the other party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the other party; provided, however, that with respect to leases, in the event a Guarantee Release is not obtained and the relevant beneficiary wishes to extend the term of such guaranteed lease, then such beneficiary shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.

ARTICLE VI

OTHER AGREEMENTS

Section 6.1                        Further Assurances.

(a)                     In addition to the actions specifically provided for elsewhere in this Agreement, including Section 2.4(e) and Section 2.5(e), each of the parties will cooperate with each other and use (and will cause their respective Subsidiaries to use) commercially reasonable efforts, prior to, on and after the Distribution Date, to take, or to cause to be taken, all actions and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or Contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents.

(b)                     Without limiting the foregoing, prior to, on and after the Distribution Date, each party shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party from and after the Effective Time, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to obtain or make any Approvals or Notifications from or with any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and to take all such other actions as such party may reasonably be requested to take by any other party from time to time, consistent with the terms of this Agreement and the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Documents and the transfers of the Keysight Assets and the assignment and assumption of the Keysight Liabilities and the other transactions contemplated hereby and thereby.  Without limiting the foregoing, each party will, at the reasonable request and expense of the other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title to the Assets allocated to such other party under this Agreement or any of the other Transaction Documents, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c)                      At or prior to the Effective Time, Agilent and Keysight in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by Keysight or any other

Subsidiary of Agilent or Keysight, as the case may be, to effectuate the transactions contemplated by this Agreement or any of the other Transaction Documents.

Section 6.2                        Confidentiality.

(a)                     From and after the Effective Time, subject to Section 6.2(c) and except as contemplated by or otherwise provided in this Agreement or any other Transaction Document, Agilent shall not, and shall cause its Affiliates and their respective officers, directors, employees, agents and representatives, including attorneys, advisors and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to any member of the Agilent Group or use or otherwise exploit for its own benefit or for the benefit of any third Person, any Keysight Confidential Information.  If any disclosures are made in connection with providing services to any member of the Agilent Group under this Agreement or any other Transaction Document, then the Keysight Confidential Information so disclosed shall be used only as required to perform the services.  Agilent shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Keysight Confidential Information by any of its Representatives as it currently uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care.  For purposes of this Section 6.2(a), any Information, material or documents relating to the Keysight Business furnished to, or in possession of, Agilent, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Agilent or its officers, directors and Affiliates, that contain or otherwise reflect such Information, material or documents is hereinafter referred to as “Keysight Confidential Information.”  Keysight Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Information that (i) is or becomes generally available to the public, other than as a result of a disclosure by Agilent not otherwise permissible under this Agreement, (ii) Agilent can demonstrate was or became available to Agilent after the Effective Time from a source other than Keysight or its Affiliates or (iii) is developed independently by Agilent without reference to the Keysight Confidential Information; provided, however, that in the case of clause (ii), the source of such Information was not known by Agilent to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Keysight or any member of the Keysight Group with respect to such Information.

(b)                     From and after the Effective Time, subject to Section 6.2(c) and except as contemplated by this Agreement or any other Transaction Document, Keysight shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to Keysight or any member of the Keysight Group or use or otherwise exploit for its own benefit or for the benefit of any third Person, any Agilent Confidential Information.  If any disclosures are made in connection with providing services to any member of the Keysight Group under this Agreement or any other Transaction Document, then the Agilent Confidential Information so disclosed shall be used only as required to perform the services.  The Keysight Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Agilent Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care.  For purposes of this Section 6.2(b), any Information, material or documents relating to the Agilent Business furnished to, or in possession of, any member of the Keysight Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Keysight, any member of the Keysight Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such Information, material or documents is hereinafter referred to as “Agilent Confidential Information.”  Agilent Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Keysight Group not otherwise permissible under this Agreement, (ii) Keysight can demonstrate was or became available to Keysight after the Effective Time from a source other than Agilent and its respective Affiliates or (iii) is developed independently by such member of the Keysight Group without reference to the Agilent Confidential Information; provided, however, that in the case of clause (ii), the source of such Information was not known by Keysight to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Agilent or its Affiliates with respect to such Information.

(c)                      If Agilent or its Affiliates, on the one hand, or Keysight or its Affiliates, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any Keysight Confidential Information or Agilent Confidential Information (other than with respect to any such information furnished pursuant to the provisions of Article IV), as applicable, the Person receiving such request or demand shall use commercially reasonable efforts to provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order.  The party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient.  Subject to the foregoing, the party that received such request or demand may thereafter disclose or provide any Keysight Confidential Information or Agilent Confidential Information, as the case may be, to the extent required by such Law or by lawful process or such Governmental Authority (as so advised by counsel).

(d)                     Each of Agilent and Keysight acknowledges that it and the other members of its respective Group may have in their possession confidential or proprietary information of third Persons that was received under confidentiality or non-disclosure agreements with such third Person prior to the Distribution Date.  Agilent and Keysight each agrees that it will hold, and will cause the other members of its Group and their respective Representatives to hold, in strict confidence, the confidential and proprietary information of third Persons to which it or any other member of its respective Group has access, in accordance with the terms of any agreements entered into prior to the Distribution Date between or among one (1) or more members of the applicable party’s Group and such third Persons.

Section 6.3                        Insurance Matters.

(a)                     General.  Keysight acknowledges and agrees, on its own behalf and on behalf of each other member of the Keysight Group, that, from and after the Effective Time, neither Keysight nor any member of the Keysight Group shall have any rights to or under any of Agilent’s or its Affiliates’ insurance policies, other than any insurance policies acquired prior to, on, or following the Effective Time directly by and in the name of a member of the Keysight Group (including the Keysight Insurance Policies) or as expressly provided in this Section 6.3 or in the Employee Matters Agreement.

(b)                     Ownership of Agilent Insurance Policies.  Agilent or one (1) or more members of the Agilent Group shall continue to own all Insurance Policies, insurance contracts and claim administration contracts of any kind of any member of the Agilent Group which were or are in effect at any time at or prior to the Effective Time (other than the Keysight Insurance Policies) (collectively, the “Agilent Insurance Policies”).  Except as otherwise provided in this Section 6.3, (i) the Agilent Group shall retain all of their respective rights, benefits and privileges under the Agilent Insurance Policies and (ii) coverage of the Keysight Group under the Agilent Insurance Policies shall cease as of the Effective Time with respect to all Liabilities to the extent incurred or suffered by one (1) or more of the members of the Keysight Group in connection with, relating to, arising out of or due to, directly or indirectly, any event or occurrence occurring after the Effective Time.  Nothing contained herein shall be construed to be an attempted assignment of or a change to any part of the ownership of the Agilent Insurance Policies or shall be construed to waive any right or remedy of any member of the Agilent Group in respect thereof.  No provision of this Agreement is intended to relieve any insurer of any Liability under any policy.

(c)                      Ownership of Keysight Insurance Policies.  Keysight or one (1) or more other members of the Keysight Group shall own (i) all insurance policies, insurance contracts and claim administration contracts established in contemplation of the Distribution to cover only one (1) or more members of the Keysight Group after the Effective Time and (ii) the insurance policies, insurance contracts and claims administration contracts listed on Schedule 6.3(c)) (collectively, the “Keysight Insurance Policies”).

(d)                     Agilent Insurance Obligations for Keysight.  Effective as of the Effective Time, Agilent shall not be obligated to maintain insurance coverage with respect to the Keysight Business, except as is expressly provided as follows:

(i)                                     Tail Coverages.  Prior to the Effective Time, Agilent shall obtain and fully pay for “tail coverage” for Agilent and Keysight as described on Schedule 6.3(d)(i) for a period of six (6) years from and after the Distribution Date and such tail policies shall be materially consistent with the insurance policies currently maintained by Agilent.  Following the Effective Time, each party shall be responsible for any deductibles, co-payments or retention amounts with respect to its tail policies.

(ii)                                  Shared Insurance Policies.  The parties intend that, to the extent permitted under the terms of any applicable Insurance Policy, Keysight, each other member of the Keysight Group and each of their respective directors, officers and employees will be successors in interest and will have and be fully entitled to continue to exercise all rights that any of them may have as of the Effective Time (with respect to events occurring before the Effective Time) as a Subsidiary, Affiliate, division, director, officer or employee of Agilent before the Effective Time under any Insurance Policy issued to Agilent or any member of the Agilent Group by any third-party insurance carrier or under any agreements related to such Insurance Policies or any agreements related to the Insurance Policies executed and delivered before the Effective Time that cover all or a portion of the Agilent Group and the Keysight Group (the “Shared Insurance Policies”), including any rights that Keysight, any other member of the Keysight Group or any of its or their respective directors, officers or employees may have as an insured or additional named insured, Subsidiary, Affiliate, division, director, officer or employee to avail itself, himself or herself of any Shared Insurance Policy, with respect to events occurring before the Effective Time.  In relation to such Shared Insurance Policies, the parties agree to the following:

(A)                               Maintenance of Shared Insurance Policies.  After the Effective Time, Agilent (and each other member of the Agilent Group) and Keysight (and each other member of the Keysight Group) shall not, without the consent of Keysight or Agilent, respectively (such consent not to be unreasonably withheld, conditioned or delayed), provide any insurance carrier with a release or amend, modify or waive any rights under any Shared Insurance Policy if such release, amendment, modification or waiver thereunder would materially adversely affect any rights of any member of the Group of the other party with respect to insurance coverage otherwise afforded to such other party for claims arising prior to the Effective Time; provided, however, that the foregoing shall not (i) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (ii) require any member of any Group to pay any premium or other amount or to incur any Liability or (iii) require any member of any Group to renew, extend or continue any policy in force.  Subject to Article IV, each of Agilent and Keysight shall share such Information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion.

(B)                               Coverage Limits Exceeded.  If the aggregate limits on any Shared Insurance Policies are exceeded by the aggregate of outstanding Insured Claims by the parties or the members of their respective Groups, then the parties agree to allocate the Insurance Proceeds received under such Shared Insurance Policies based upon their respective percentage of the total of their bona fide claims which were covered under the Shared Insurance Policies.  Any party (or any member of its respective Group) that has received Insurance Proceeds in excess of the respective percentage of Insurance Proceeds allocated to such party shall pay to the other party the appropriate amount so that each party (or a member of its respective Group) will have received its respective percentage of such Insurance Proceeds.  Each of the parties agrees to use commercially reasonable efforts to maximize available coverage under the Shared Insurance Policies and to take commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent the coverage limits under a Shared Insurance Policy have been exceeded or would be exceeded as a result of the Insured Claim.

(C)                               Application of Deductible and Self-Insurance Retentions.  If the Shared Insurance Policies have either (i) an aggregate deductible or self-insurance retention or (ii) an individual deductible or self-insurance retention that applies to each Insured Claim and the parties (or members of their respective Groups) both have bona fide claims under such policy for the same occurrence, then the parties agree that the applicable deductible or self-insurance retention will be borne by the parties in the same proportion as the total of the Insurance Proceeds received by such party bears to the total Insurance Proceeds received under the applicable Shared Insurance Policy.

(D)                               Reinstatement of Policy Limits.  To the extent that any Insurance Policy provided for the reinstatement of policy limits, and both Agilent and Keysight desire to reinstate such limits, the cost of reinstatement will be shared by Agilent and Keysight as the parties may agree.  If either party, in its sole discretion, determines that such reinstatement would not be beneficial, that party shall not contribute to the cost of reinstatement and will not make any claim thereunder nor otherwise seek to benefit from the reinstated policy limits.

(E)                                Claims Administration.  After the Effective Time, Agilent shall be responsible for Claims Administration with respect to claims of the Agilent Group under the Shared Insurance Policies, and Keysight shall be responsible for Claims Administration with respect to claims of the Keysight Group under the Shared Insurance Policies.  Notwithstanding the above, Keysight shall provide Agilent with at least ten (10) days’ prior written notice before any member of the Keysight Group settles or seeks settlement authority under any Shared Insurance Policy for an amount equal to or exceeding $5 million with respect to any claim under such policy and Agilent shall provide Keysight with at least ten (10) days’ prior written notice before any member of the Agilent Group settles or seeks settlement authority under any Shared Insurance Policy for an amount equal to or exceeding $5 million with respect to any claim under such policy.

(F)                                 Cooperation.  The parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

(G)                               Insurance Premiums.  Except as otherwise provided in Section 6.3(d)(i), Agilent will pay all premiums, taxes, assessments or similar charges (retrospectively rated or otherwise) in accordance with the Shared Insurance Policies in relation to periods of coverage prior to the Effective Time; provided, that the portion of such premiums and other payments paid by Agilent that Agilent reasonably determines to be attributable to the Keysight Business shall be allocated to Keysight and included on the Keysight Balance Sheet.

(e)                      Release.  Except to the extent otherwise provided in Section 6.3(d), in no event will Agilent, any other member of the Agilent Group or any Agilent Indemnified Party have any Liability or obligation whatsoever to any member of the Keysight Group if any Insurance Policy is terminated or otherwise ceases to be in effect for any reason, is unavailable or inadequate to cover any Liability of any member of the Keysight Group for any reason whatsoever, or is not renewed or extended beyond the current expiration date.  Furthermore, Keysight on behalf of the Keysight Group releases each member of the Agilent Group and each Agilent Indemnified Party with respect to any Liabilities whatsoever as a result of the Insurance Policies and insurance practices of Agilent or any other member of the Agilent Group as in effect at any time before the Effective Time, including as a result of (i) the level or scope of any insurance, (ii) the creditworthiness of any insurance carrier, (iii) the terms and conditions of any

Insurance Policy or (iv) the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim.

(f)                       Pollution Liability Insurance.  To the extent a party obtains a pollution legal liability insurance policy or policies, or similar insurance policy or policies, in respect of an Owned Property or a Keysight Owned Property (as defined in the Real Estate Matters Agreement), such party shall cause the other party to be endorsed as a named additional insured on to such policy.

(g)                      Workers’ Compensation Insurance Prior to the Effective Time.  Agilent shall take such actions as are reasonably necessary to cause Keysight to have rights, effective from and after the Operational Separation Date and until the Effective Time, as a named insured or separate Subsidiary to or under the Insurance Policies of Agilent or its Subsidiaries with respect to coverage for workers’ compensation in effect during such period.

Section 6.4                        Separation Expenses.  Subject to the Tax Matters Agreement, and except as otherwise expressly contemplated herein or in any other Transaction Document, (a) Agilent shall pay for all out-of-pocket fees, costs and expenses incurred by Agilent or any of its Subsidiaries prior to the Effective Time (and not actually paid prior to the Effective Time) in connection with the Separation, the Distribution and other transactions contemplated by this Agreement and the other Transaction Documents, and (b) each party shall pay for all out-of-pocket fees, costs and expenses incurred by such party at or after the Effective Time.

Section 6.5                        Litigation; Cooperation.

(a)                     As of the Effective Time, Keysight shall assume and thereafter, except as provided in Article V, be responsible for the administration of all Liabilities that may result from the Assumed Actions and all fees and costs relating to the defense of the Assumed Actions, including attorneys’ fees and costs incurred after the Effective Time.  “Assumed Actions” means those Actions (in which any member of the Agilent Group or any Affiliate of a member of the Agilent Group is a defendant or the party against whom the claim or investigation is directed) primarily relating to the Keysight Business or otherwise allocated to Keysight under the Employee Matters Agreement, including the Actions listed on Schedule 6.5(a); provided, however, that if the assumption by Keysight of an Action that would otherwise be an Assumed Action hereunder is not permitted by applicable Law, such Action shall not be an Assumed Action hereunder and the procedures set forth in Article V shall apply to the control and management of such Action (provided, that such Action shall remain a Keysight Liability).

(b)                     Agilent shall transfer the Transferred Actions to Keysight, and Keysight shall receive and have the benefit of all of the proceeds of such Transferred Actions.  “Transferred Actions” means those Actions (in which any member of the Agilent Group or any Affiliate of a member of the Agilent Group is a plaintiff or claimant) primarily relating to the Keysight Business or otherwise allocated to Keysight under the Employee Matters Agreement, including the Actions listed on Schedule 6.5(b); provided, however, that if the transfer to Keysight of an Action that would otherwise be a Transferred Action hereunder is not permitted by applicable Law, (i) such Action shall not be a Transferred Action hereunder, (ii) Keysight shall control such Action in accordance with the procedures set forth in Article V (as if Keysight were an Indemnifying Party) to the extent possible (iii) Keysight shall indemnify the Agilent Indemnified Parties for any Liabilities in connection with such Action (provided that such Action itself shall remain a Keysight Asset).

(c)                      (i)                                     Agilent agrees that at all times from and after the Effective Time if a Third Party Claim (other than a Third Party Claim in respect of any Corporate Contingent Liabilities, which shall be subject to Section 2.10 and Section 6.5(c)(iii)) relating primarily to the Agilent Business (including Third Party Claims allocated to Agilent under the Employee Matters Agreement) is commenced naming both Agilent and Keysight as defendants thereto, then Agilent shall use its commercially reasonable efforts to cause Keysight to be removed from such Third Party Claim; provided, that if Agilent is unable to cause Keysight to be removed from such Third Party Claim, Agilent and Keysight shall cooperate and consult to the extent necessary or advisable with respect to such Third Party Claim.

(ii)                                  Keysight agrees that at all times from and after the Effective Time if a Third Party Claim (other than a Third Party Claim in respect of any Corporate Contingent Liabilities, which shall be subject to Section 2.10 and Section 6.5(c)(iii)) relating primarily to the Keysight Business (including Third Party Claims allocated to Keysight under the Employee Matters Agreement) is commenced naming both Agilent and Keysight as defendants thereto, then Keysight shall use its commercially reasonable efforts to cause Agilent to be removed from such Third Party Claim; provided, that if Keysight is unable to cause Agilent to be removed from such Third Party Claim, Agilent and Keysight shall cooperate and consult to the extent necessary or advisable with respect to such Third Party Claim.

(iii)                               Agilent and Keysight agree that at all times from and after the Effective Time if a Third Party Claim which does not relate primarily to the Keysight Business or the Agilent Business (including a Third Party Claim in respect of any Corporate Contingent Liabilities) is commenced naming Agilent (or any member of the Agilent Group) and/or Keysight (or any member of the Keysight Group) as a defendant thereto, then Agilent and Keysight shall cooperate fully with each other, maintain a joint defense if members of both Groups are named as defendants (in a manner that would preserve for both parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect thereto) and consult each other to the extent necessary or advisable with respect to such Third Party Claim.

Section 6.6                        Transaction Documents.  Effective on or prior to the Effective Time, each of Agilent and Keysight will, or will cause the applicable members of its Group to, execute and deliver the Services Agreement, the Tax Matters Agreement, the Real Estate Matters Agreement, the Employee Matters Agreement, the Intellectual Property Matters Agreement, the Trademark License Agreement, the Collaboration Agreement and the Intercompany Agreements.  To the extent that any representations, warranties, covenants or agreements between the parties with respect to Taxes or other Tax matters are set forth in the Tax Matters Agreement, such Taxes and other Tax matters shall be governed exclusively by the Tax Matters Agreement and not by this Agreement.  To the extent that any representations, warranties, covenants or agreements between the parties with respect to employment matters or matters relating to compensation and benefits provided to Service Providers are set forth in the Employee Matters Agreement, such matters shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.  To the extent that any representations, warranties, covenants or agreements between the parties with respect to real property matters are set forth in the Real Estate Matters Agreement, such matters shall be governed exclusively by the Real Estate Matters Agreement and not by this Agreement.  To the extent that any representations, warranties, covenants or agreements between the parties with respect to Intellectual Property matters are set forth in the Intellectual Property Matters Agreement or the Trademark License Agreement, such matters shall be governed exclusively by the Intellectual Property Matters Agreement or the Trademark License Agreement, as the case may be, and not by this Agreement.  To the extent that any representations, warranties, covenants or agreements between the parties with respect to the subject matters contemplated by the Intercompany Agreements are set forth in the Intercompany Agreements, such subject matters shall be governed exclusively by the Intercompany Agreements, as the case may be, and not by this Agreement.

ARTICLE VII

DISPUTE RESOLUTION

Section 7.1                        General Provisions.

(a)                     Any dispute, controversy or claim arising out of or relating to this Agreement or the other Transaction Documents (other than the Transaction Documents set forth on Schedule 7.1(a), which the parties acknowledge may incorporate this Article VII by reference), or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article VII.

(b)                     Commencing with a request contemplated by Section 7.2, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible into evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of any Dispute.

(c)                      WITH RESPECT TO ANY DISPUTE TO WHICH THIS ARTICLE VII APPLIES OR OTHERWISE IN RESPECT OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES (PROVIDED, THAT LIABILITY FOR ANY SUCH DAMAGES WITH RESPECT TO ANY THIRD PARTY CLAIM AND ANY STATUTORY PENALITIES UNDER ENVIRONMENTAL LAW SHALL BE CONSIDERED DIRECT DAMAGES).

(d)                     The specific procedures set forth in this Article VII, including the time limits referenced therein, may be modified by agreement of both of the parties in writing.

(e)                      All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VII are pending.  The parties will take any necessary or appropriate action required to effectuate such tolling.

(f)                       Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each other Transaction Document during the course of resolution of a Dispute pursuant to the provisions of this Article VII with respect to all matters not subject to such Dispute.

Section 7.2                        Consideration by Senior Executives.  If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve the Dispute by negotiation among representatives of the parties at a senior level of management of the parties.  Either party may initiate such executive negotiation process by providing a written notice to the other (the “Initial Notice”).  Within fifteen (15) days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”).  The Initial Notice and the Response shall include (i) a statement of the Dispute and of each party’s position and (ii) the name and title of the executive who will represent that party and of any other Person who will accompany the executive.  The parties agree that such executives shall have full and complete authority to resolve any Disputes submitted pursuant to this Section 7.2.  Such executives will meet in person or by teleconference or video conference within thirty (30) days of the date of the Initial Notice to seek a resolution of the Dispute.  In the event that the executives are unable to agree to a format for such meeting, the meeting shall be convened by teleconference.  In the event that the executives are unable to resolve such Dispute within sixty (60) days of the date of the Initial Notice, the parties may seek any and all other remedies as may be available to them at law or equity.

Section 7.3                        Mediation.  The parties may, by mutual consent, select a mediator to aid the parties in their discussions and negotiations.  Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceeding.  Each party shall bear its own fees, costs and expenses and an equal share of the expenses of the mediation.  Each party shall designate a business executive to have full and complete authority to resolve the Dispute and to represent its interests in the mediation, and each party may, in its sole discretion, include any number of other Representatives in the mediation process.

ARTICLE VIII

MISCELLANEOUS

Section 8.1                        Corporate Power; Facsimile Signatures.

(a)                                 Agilent represents on behalf of itself and on behalf of other members of the Agilent Group, and Keysight represents on behalf of itself and on behalf of other members of the Keysight Group, as follows:

(i)                                     each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform this

Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)                                  this Agreement and each Transaction Document to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(b)                                 Each party acknowledges that it and each other party is executing certain of the Transaction Documents by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any other Transaction Document (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement or any other Transaction Document.  Each party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in .pdf) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other party at any time, it will as promptly as reasonably practicable cause each such Transaction Document to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 8.2                        Governing Law; Submission to Jurisdiction; Waiver of Trial.

(a)                     This Agreement and, unless expressly provided therein, each other Transaction Document, shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

(b)                     Each of Agilent and Keysight, on behalf of itself and the members of its Group, hereby irrevocably (i) agrees that any Dispute shall be subject to the exclusive jurisdiction of the state and federal courts located in the State of Delaware, (ii) waives any claims of forum non conveniens, and agrees to submit to the jurisdiction of such courts and (iii) agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 8.6 shall be effective service of process for any litigation brought against it in any such court or for the taking of any other acts as may be necessary or appropriate in order to effectuate any judgment of said courts.

Section 8.3                        Survival of Covenants.  Except as expressly set forth in this Agreement or any other Transaction Document, the covenants and other agreements contained in this Agreement and each other Transaction Document, and liability for the breach of any obligations contained herein or therein, shall survive each of the Reorganization and the Distribution and shall remain in full force and effect.

Section 8.4                        Waivers of Default.  A waiver by a party of any default by the other party of any provision of this Agreement or any other Transaction Document shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the waiving party.  No failure or delay by a party in exercising any right, power or privilege under this Agreement or any other Transaction Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver by any party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the party so waiving.

Section 8.5                        Force Majeure.  No party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any other Transaction Document, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) notify the other parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement or the applicable other Transaction Document as soon as feasible.

Section 8.6                        Notices.  All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the other Transaction Documents shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.6):

If to Agilent, to:

Agilent Technologies, Inc.
5301 Stevens Creek Blvd.

M/S 1A-PB

Santa Clara, CA  95051
Attention:                                         General Counsel
Facsimile:                                         408-345-8958

Email:                                                            marie_huber@agilent.com

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York  10019

Attention:                                         Daniel A. Neff

Stephanie J. Seligman

David M. Silk
Facsimile:                                         (212) 403-2000

if to Keysight, to:

Keysight Technologies, Inc.

1400 Fountaingrove Parkway

Santa Rosa, CA  95403

Attention:                                         General Counsel

Facsimile:                                         707-540-6494

Email:                                                            stephen_d_williams@keysight.com

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York  10019

Attention:                                         Daniel A. Neff

Stephanie J. Seligman

David M. Silk
Facsimile:                                         (212) 403-2000

Section 8.7                        Termination.  Notwithstanding any provision to the contrary, this Agreement may be terminated and the Distribution abandoned at any time prior to the Effective Time by and in the sole discretion of Agilent without the prior approval of any Person, including Keysight.  In the event of such termination, this Agreement shall become void and no party, or any of its officers and directors shall have any liability to any Person by reason of this Agreement.  After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the parties.

Section 8.8                        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 8.9                        Entire Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties with respect to the subject matter of this Agreement.

Section 8.10                 Assignment; No Third-Party Beneficiaries.  This Agreement shall not be assigned by any party without the prior written consent of the other party, except that a party may assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of such party or in connection with a merger transaction in which such party is not the surviving entity; provided, however, that, in each case, no such assignment shall release such party from any liability or obligation under this Agreement nor change any of the steps in the Plan of Reorganization, and the surviving entity of any merger or the transferee of such assets or businesses shall agree in writing to be bound by the terms of this Agreement as if named as a party hereto.  The provisions of this Agreement and the obligations and rights under this Agreement shall be binding upon, inure to the benefit of and be enforceable by (and against) the parties and their respective successors and permitted transferees and assigns.  Except as provided in Article V with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and members of their respective Groups and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.11                 Public Announcements.  From and after the Effective Time, Agilent and Keysight shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statement that relates to the transactions contemplated by this Agreement and the other Transaction Documents, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 8.12                 Specific Performance.  Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Document (unless otherwise provided therein), the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement or such other Transaction Document, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties.

Section 8.13                 Amendment.  No provision of this Agreement may be amended or modified except by a written instrument signed by each of the parties.

Section 8.14                 Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms “Article,” “Section,” “paragraph,” “clause,” “Exhibit” and “Schedule” are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified, (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (d) references to “$” shall mean U.S. dollars, (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified, (f) the word “or” shall not be exclusive, (g) references to “written” or “in writing” include in electronic form, (h) unless the context requires otherwise, references to “party” shall mean Agilent or Keysight, as appropriate, and references to “parties” shall mean Agilent and Keysight, (i) provisions shall apply, when appropriate, to successive events and transactions, (j) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (k) Agilent and Keysight have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement, and (l) a reference to any Person includes such Person’s successors and permitted assigns.

Section 8.15                 Counterparts.  This Agreement may be executed in one (1) or more counterparts, and by each party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or .pdf shall be as effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

AGILENT TECHNOLOGIES, INC.

By:	/s/ Sheila Barr Robertson
	Name:	Sheila Barr Robertson
	Title:	Senior Vice President, Corporate Development and Strategy

KEYSIGHT TECHNOLOGIES, INC.

By:	/s/ Ronald S. Nersesian
	Name:	Ronald S. Nersesian
	Title:	President and Chief Executive Officer

[Signature Page to Separation and Distribution Agreement]